Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated April 18, 2023

by and among

Blink Mobility, LLC, a California limited liability company,

MOBILITY MERGER SUB INC., a Delaware corporation,

Envoy Technologies, Inc., a Delaware corporation,

FORTIS ADVISORS LLC, as Equityholders’ Agent,

and

BLINK CHARGING CO., a Nevada corporation

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Table of Contents

(continued)

Page
INDEX OF EXHIBITS

Exhibit A-1 – Company Carve-Out Plan

Exhibit A-2 – Carve-Out Unit Letter

Exhibit B – Surviving Company Charter

Exhibit C – Option Cancellation Letter

Exhibit D – Warrant Cancellation Letter

Exhibit E – Mobility First Note

Exhibit F – Mobility Second Note

Exhibit G – Registration Rights Agreement

Exhibit H – Employment Agreement

Exhibit I – Letter of Transmittal

Exhibit J – Paying Agent Agreement

Exhibit K – Restricted Covenant Agreement

INDEX OF SCHEDULES

Allocation Schedule

Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 18, 2023, is by and among Blink Mobility, LLC, a California limited liability company and wholly-owned subsidiary of HoldCo (“Parent”), Mobility Merger Sub Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Envoy Technologies, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company as the Equityholders’ Agent (the “Equityholders’ Agent”), and Blink Charging Co., a Nevada corporation (“HoldCo”). Certain capitalized terms used herein are defined in Section 9.14.

RECITALS

WHEREAS, HoldCo and the Company have entered into each of that certain letter agreement, captioned “Development Agreement and Merger,” dated as of September 22, 2022 (the “First Letter Agreement”) and that certain letter agreement, captioned “Grid Secured Convertible Promissory Note,” dated as of September 22, 2022 (“Second Letter Agreement”);

WHEREAS, as of the date of this Agreement, the authorized shares of capital stock of the Company consist of, and are designated under the Company Charter as: (i) Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and (ii) Common Stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares” or “Company Capital Stock”);

WHEREAS, the parties intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code (the “CCC”), with the Company to be the surviving company of the Merger (the “Surviving Company”);

WHEREAS, the respective board of directors or managers, as applicable, of the Company, HoldCo and the Parent, including as the sole stockholder of Merger Sub, have approved and declared advisable this Agreement and the Merger, and have approved the Merger Consideration payable and issuable to the Equityholders of the Company as provided in Article II hereof;

WHEREAS, immediately following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL and Chapter 13 of the CCC, the written consent of its stockholders approving this Agreement, the Merger and the Contemplated Transactions in accordance with Section 251 of the DGCL and the CCC;

WHEREAS, the board of directors of the Company has adopted and approved the Carve-Out Plan in the form attached hereto as Exhibit A-1 (the “Company Carve-Out Plan”), the form of Carve-Out Unit Letter in the form attached hereto as Exhibit A-2 (the “Carve-Out Unit Letter”), and the allocations under the Company Carve-Out Plan set forth on the Allocation Schedule (the “Carve-Out Units”) to the individuals identified on the Allocation Schedule as participants in the Company Carve-Out Plan (the “Carve-Out Participants”); and

WHEREAS, HoldCo, Parent, each Merger Sub and the Company desire to make certain representations, warranties, covenants, indemnities and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”). From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, as provided under the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), remotely via the exchange of documents, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Certificate of Merger. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, Parent shall file or cause to be filed a certificate of merger to effect the Merger (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL.

Section 1.4 Certificate of Incorporation and By-Laws. As of the Effective Time, without any further action on the part of any party or the stockholders of the Company, (a) the certificate of incorporation attached hereto as Exhibit B (the “Surviving Company Charter”) shall be the certificate of incorporation of the Surviving Company, until amended in accordance with applicable Law, and (b) the bylaws of the Merger Sub shall be the bylaws of the Surviving Company, until amended in accordance with applicable Law; provided that, in each case, the name of the corporation set forth therein shall be changed to the name of the Company.

Section 1.5 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Company.

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ARTICLE II
CONVERSION OF SECURITIES

Section 2.1 Effect on Capital Stock, Options, Warrants, etc. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, HoldCo, Parent, the Merger Sub or the holder of any Shares or any shares of capital stock of the Merger Sub:

(a) Cancelation of Treasury Stock. Each Share issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Effect on the Shares, Options, Warrants, etc.

(i) Preferred Stock. Immediately prior to the Effective Time, each Share of Preferred Stock issued and outstanding at such time shall automatically be canceled and shall cease to exist and each holder of a Share of Preferred Stock shall be entitled to receive his/her/its Preferred Stock Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule in accordance with this Agreement, and each holder thereof shall cease to have any rights with respect thereto except the right to receive the consideration described in this Section 2.1(b)(i), provided that:

(1) To the extent that upon the payment of the Mobility First Note pursuant to Section 2.4(b), after the payment of any Debt Repayment Amount and any setoffs or adjustments pursuant to Section 2.1(c)(i)(1) and Section 2.1(c)(i)(2) hereof and pursuant to the terms of the Mobility First Note, the remaining amount available for payment from the Mobility First Note to all of the holders of Shares of Preferred Stock with respect to all Shares of Preferred Stock (including all prior payments) held by such holders is less than the aggregate amount set forth in Column AQ of the “Waterfall” tab of the Allocation Schedule (as reflected at the Closing and prior to any post-Closing adjustments), then each holder of Shares of Preferred Stock shall be entitled to receive from the Mobility First Note payment with respect to such holder’s Shares of Preferred Stock an amount in cash up to the amount set forth opposite such holder’s name in Column AQ of the “Waterfall” tab of the Allocation Schedule (as reflected at the Closing and prior to any post-Closing adjustments), prior to the payment of any amount out of the Mobility First Note to the holders of Shares of Common Stock pursuant to Section 2.1(b)(ii), Optionholders and Non-Employee Optionholders pursuant to Section 2.1(b)(iii), Carve-Out Participants and Non-Employee Carve-Out Participants pursuant to 2.1(b)(iv) and Warrantholders pursuant to Section 2.1(b)(v).

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(2) To the extent that upon the payment of the Mobility Second Note pursuant to Section 2.4(c), after the payment of any Debt Repayment Amount and any setoffs or adjustments pursuant to Section 2.1(c)(i)(1), Section 2.1(c)(i)(2) and Section 2.1(c)(i)(3) hereof and pursuant to the terms of the Mobility First Note and Mobility Second Note, the remaining amount available for payment from the Mobility Second Note to all holders of Shares of Preferred Stock with respect to all Shares of Preferred Stock (including all prior payments) held by such holder is less than the aggregate amount set forth in Column AQ of the “Waterfall” tab of the Allocation Schedule (as reflected at the Closing and prior to any post-Closing adjustments), then each holder of Shares of Preferred Stock shall be entitled to receive from the Mobility Second Note payment with respect to such holder’s Shares of Preferred Stock, an amount equal to the amount set forth opposite such holder’s name in Column AQ of the “Waterfall” tab of the Allocation Schedule (as reflected at the Closing and prior to any post-Closing adjustments) less amounts previously paid to such holder pursuant to Section 2.1(b)(i)(1), prior to the payment of any amount to the holders of Shares of Common Stock pursuant to Section 2.1(b)(ii), Optionholders and Non-Employee Optionholders pursuant to Section 2.1(b)(iii), Carve-Out Participants and Non-Employee Carve-Out Participants pursuant to Section 2.1(b)(iv) and Warrantholders pursuant to Section 2.1(b)(v). Thereafter, any remaining amounts from the Mobility Second Note shall be allocated to the holders of Shares of Common Stock, Optionholders, Non-Employee Optionholders, Carve-Out Participants, Non-Employee Optionholders and Warrantholders in accordance with their Non-Preferred Pro Rata Portion.

(3) To the extent that upon the payment of the Stock Consideration, after the payment of any Debt Repayment Amount and any setoffs or adjustments pursuant to Section 2.1(c)(i)(1), Section 2.1(c)(i)(2) and Section 2.1(c)(i)(3) hereto, the remaining amount available for payment to each holder of a Share of Preferred Stock with respect to each Share of Preferred Stock (including all prior payments) held by such holder is less than the Preferred Stock Per Share Amount, then each such holder shall be entitled to receive from the Stock Consideration with respect to such holder’s Shares of Preferred Stock, that number of shares of Stock Consideration having a value (as determined in accordance with Section 2.1(c)(i)(4) below) equal to the dollar value set forth in Column AQ of the “Waterfall” tab of the Allocation Schedule (as reflected at the Closing and prior to any post-Closing adjustments), less amounts previously paid pursuant to Section 2.1(b)(i)(1) and Section 2.1(b)(i)(2), prior to the issuance of any shares of Stock Consideration to the holders of Shares of Common Stock pursuant to Section 2.1(b)(ii), Optionholders and Non-Employee Optionholders pursuant to Section 2.1(b)(iii), Carve-Out Participants and Non-Employee Carve-Out Participants pursuant to Section 2.1(b)(iv) and Warrantholders pursuant to Section 2.1(b)(v); thereafter any remaining shares of Stock Consideration to be issued to the Equityholders shall be allocated in accordance with their Pro Rata Portion pursuant to this Section 2.1(b); provided that in no event shall any holder of Shares of Preferred Stock be entitled to receive more than such holder’s Preferred Stock Per Share Amount with respect to each Share of Preferred Stock held by such holder.

(4) The provisions of Section 2.1(b)(i)(1), Section 2.1(b)(i)(2) and Section 2.1(b)(i)(3) shall only be used for purposes of allocating (and not increasing the aggregate amount of) any individual payment pursuant to Section 2.1(b). For the avoidance of doubt, at such time as the holders of Shares of Preferred Stock have received the Preferred Stock Per Share Amount of the Merger Consideration with respect to each Share of Preferred Stock held by such holders pursuant to this Section 2.1(b), any remaining amounts of Merger Consideration shall be allocated to the holders of Shares of Common Stock, Optionholders, Non-Employee Optionholders, Carve-Out Participants, Non-Employee Carve-Out Participants and Warrantholders in accordance with their Non-Preferred Pro Rata Portion.

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(ii) Common Stock. Immediately prior to the Effective Time and subject to the provision of Section 2.1(b)(i)(1), Section 2.1(b)(i)(2), Section 2.1(b)(i)(3) and Section 2.1(b)(i)(4), each Share of Common Stock issued and outstanding at such time shall automatically be canceled and shall cease to exist and each holder of a Share of Common Stock shall be entitled to receive his/her/its Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule in accordance with this Agreement, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 2.1(b)(ii).

(iii) Options. Immediately prior to the Effective Time and subject to the provision of Section 2.1(b)(i)(1), Section 2.1(b)(i)(2), Section 2.1(b)(i)(3) and Section 2.1(b)(i)(4), all then-outstanding and unexercised Options shall automatically be canceled and shall cease to exist and, each Optionholder and Non-Employee Optionholder holding an Option that is vested, unexercised, outstanding and in-the-money immediately prior to the Effective Time (each, a “Vested Option”) shall, subject to such Optionholder’s or Non-Employee Optionholder, as applicable, timely execution of an option cancellation agreement in substantially the form attached hereto as Exhibit C (each, an “Option Cancellation Letter”), be entitled to receive his/her/its Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule in accordance with this Agreement, less an amount equal to the exercise price of each such Vested Option which shall be deducted from the cash portion of the Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule. Each Optionholder or Non-Employee Optionholder, as applicable, shall cease to have any rights with respect to such Options, except the right to receive the consideration described in this Section 2.1(b)(iii) with respect to Vested Options.

(iv) Carve-Out Units. Immediately prior to the Effective Time and subject to the provision of Section 2.1(b)(i)(1), Section 2.1(b)(i)(2), Section 2.1(b)(i)(3) and Section 2.1(b)(i)(4), each Carve-Out Unit shall automatically be canceled and cease to exist, and each Carve-Out Participant and Non-Employee Carve-Out Participant shall, subject to such Carve-Out Participant or Non-Employee Carve-Out Participant’s, as applicable, timely execution of a Carve-Out Unit Letter, be entitled to receive his/her/its Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule in accordance with this Agreement. Each Carve-Out Participant and Non-Employee Carve-Out Participant shall cease to have any rights with respect to such Carve-Out Units except the right to receive the consideration described in this Section 2.1(b)(iv).

(v) Warrants. Immediately prior to the Effective Time and subject to the provision of Section 2.1(b)(i)(1), Section 2.1(b)(i)(2), Section 2.1(b)(i)(3) and Section 2.1(b)(i)(4), all then-outstanding and unexercised Warrants shall automatically be canceled and extinguished and, each Warrantholder shall, subject to such Warrantholder’s timely execution of a warrant cancellation agreement in substantially the form attached hereto as Exhibit D (each, a “Warrant Cancellation Letter”), be entitled to receive his/her/its Per Share Amount of the Merger Consideration as set forth in the Allocation Schedule pursuant to the terms of such Warrant in accordance with this Agreement. Each Warrantholder shall cease to have any rights with respect to such Warrants, except the right to receive the consideration described in this Section 2.1(b)(v).

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(c) Merger Consideration; Closing and Post-Closing Payments.

(i) Subject to the adjustments set forth herein, including Section 2.2(d), Section 2.2(e), Section 2.1(h) and Section 6.1(e), each holder of Shares of Preferred Stock, Shares of Common Stock, Vested Options, Warrants and Carve-Out Units issued and outstanding immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 2.1(a) and, as forth in Section 2.1(b)), shall be entitled to receive his/her/its Pro Rata Portion (or his/her/its Non-Preferred Pro Rata Portion, if applicable, pursuant to Section 2.1(b)(i)) of the following (collectively, the “Merger Consideration”):

(1) Six Million Dollars ($6,000,000) in cash, minus (A) the Debt Repayment Amount, minus (B) the Transaction Expenses Payment Amount, plus (C) the Aggregate Exercise Price, plus (D) the cash held by the Company at Closing (the “Cash Consideration”), payable at Closing and subject to adjustment according to Section 2.2 hereof;

(2) A promissory note of the Parent in the principal amount of Five Million Dollars ($5,000,000) minus, without duplication, (i) the Special Adjustment, (ii) any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), the terms of such note and any other adjustments pursuant to Section 2.2 hereof not reflected in the Cash Consideration, and (iii) any Debt Repayment Amount not reflected in the Cash Consideration, which promissory note shall be payable to the Equityholders’ Agent on behalf of the Equityholders and which shall be in substantially the form attached hereto as Exhibit E (the “Mobility First Note”) and payable after Closing according to its terms;

(3) A promissory note of the Parent in the principal amount of Two Million Dollars ($2,000,000) minus, without duplication, (i) any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), the terms of such note and any other adjustments pursuant to Section 2.2 hereof not reflected in the Cash Consideration or in the Mobility First Note payment and (ii) any Debt Repayment Amount not reflected in the Cash Consideration or in the Mobility First Note payment, which promissory note shall be payable to the Equityholders’ Agent on behalf of the Equityholders and which shall be in substantially the form attached hereto as Exhibit F (the “Mobility Second Note”) and payable after Closing according to its terms; and

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(4) Subject to any setoffs or adjustments (without duplication) pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), and any other adjustments pursuant to Section 2.2 hereof not reflected in the Cash Consideration, Mobility First Note payment or in the Mobility Second Note Payment and (ii) any Debt Repayment Amount not reflected in the Cash Consideration, the Mobility First Note payment or in the Second Mobility Note Payment, (A) if Parent or its successor consummates a Qualified IPO (i) up to and including the 16 months anniversary of the Closing Date (the “Initial Qualified IPO Stock Date”), then that number of shares of common stock of the Parent (or, if such common stock has been converted into publicly traded common stock of another entity through a merger transaction, Parent’s successor, as applicable) that is derived by dividing (x) the Initial Qualified IPO Stock Consideration Value by (y) the public offering price per share of such Parent common stock or Parent’s successor’s common stock in the Qualified IPO (the “Initial Parent Stock Conversion Ratio”), (ii) after the 16 months anniversary of the Closing Date up to and including the 20 months anniversary of the Closing Date (the “Secondary Qualified IPO Stock Date”), then that number of shares of common stock of the Parent (or, if such common stock has been converted into publicly traded common stock of another entity through a merger transaction, Parent’s successor, as applicable) that is derived by dividing (x) the Secondary Qualified IPO Stock Consideration Value by (y) the public offering price per share of such Parent common stock or Parent’s successor’s common stock in the Qualified IPO (the “Secondary Parent Stock Conversion Ratio”), or (iii) after the 20 months anniversary of the Closing Date up to and including the 24 months anniversary of the Closing Date (the “Tertiary Qualified IPO Stock Date”, together with the Initial Qualified IPO Stock Date, Secondary Qualified IPO Stock Date, the “Qualified IPO Stock Date”), then that number of shares of common stock of the Parent (or, if such common stock has been converted into publicly traded common stock of another entity through a merger transaction, Parent’s successor, as applicable) that is derived by dividing (x) the Tertiary Qualified IPO Stock Consideration Value by (y) the public offering price per share of such Parent common stock or Parent’s successor’s common stock in the Qualified IPO (each of the Initial Parent Stock Conversion Ratio, Secondary Parent Stock Conversion Ratio and Tertiary Parent Stock Conversion Ratio, as applicable, the “Parent Stock Conversion Ratio”); or (B) if Parent or its successor fails to consummate a Qualified IPO by the 24 months anniversary of the Closing Date (such date, the “HoldCo Stock Issuance Date”), then that number of shares of common stock of HoldCo that is derived by dividing (x) the Stock Consideration Value by (y) the VWAP of the HoldCo Common Stock (“HoldCo Stock Conversion Ratio”, and collectively with the Parent Stock Conversion Ratio, the “Blink Stock Conversion Ratio”). Parent, Parent’s successor or HoldCo, as the case may be, shall issue, and the Equityholders shall be entitled to receive the shares of common stock of Parent, Parent’s successor or HoldCo, as applicable, pursuant to this Section 2.1(c)(i)(4) within three Business Days following the earlier of the closing of the Qualified IPO Stock Date (in the event of a Qualified IPO) or the HoldCo Stock Issuance Date. The stock issued to Equityholders pursuant to this Section 2.1(c)(i)(4) shall be defined as the “Stock Consideration.” At the closing of the Qualified IPO referred to in Section 2.1(c)(i)(4)(A), the Equityholders receiving Stock Consideration shall enter into a registration rights agreement with Parent or its successor, as applicable, in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”), and Parent agrees to enter into the Registration Rights Agreement, or to cause Parent’s successor to enter into the Registration Rights Agreement, with such Equityholders at such time. The Stock Consideration issued pursuant to this Section 2.1(c)(i)(4) shall, upon issuance and for one hundred twenty (120) days thereafter, be subject to a leak-out plan that will allow any of the recipients of the Stock Consideration to sell (x) up to one percent (1%) of such stock on any trading day, and (y) up to twenty percent (20%) of such stock during any given month (which, for the avoidance of doubt, during the leak period, any such stock not sold shall not be credited to the following months’ respective 20% limits), in each case, on the exchange on which such stock is traded and commencing on the date when such shares become freely tradable in accordance with applicable federal securities laws and customary lock-up provisions; and further provided that the amount that is indicated as “Reallocated Stock” in the Allocation Schedule (the “Reallocated Stock”), which shall be issued to Stockholders and Warrantholders in lieu of the Reallocated Cash in accordance with Section 2.4(d)(ii), shall not be subject to such leak-out plan such that there will be no restrictions on Reallocated Stock. The Stock Consideration is subject to adjustment as set forth in Section 2.2 hereof. Notwithstanding anything in this Agreement to the contrary, at its option, Parent or HoldCo may substitute the payment of Stock Consideration to the Equityholders pursuant to this Section 2.1(c)(i)(4) for the payment of any combination of cash and shares of HoldCo Common Stock in the aggregate amount of Twenty One Million Dollars ($21,000,000), which shares of common stock of HoldCo shall be subject to the leak-out provisions in the prior sentence and number of shares shall be derived by dividing (x) the difference between (i) $21,000,000 minus (ii) the cash payment made pursuant to this sentence, by (y) the VWAP of the HoldCo Common Stock. In the event of such substitution and payment, any and all obligations of Parent or HoldCo with respect to the payment of Stock Consideration to the Equityholders pursuant to this Section 2.1(c)(i)(4) (including entering into the Registration Rights Agreement) shall be deemed fully satisfied.

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(ii) Accordingly, on the Closing Date, Parent shall (a) pay or cause to be paid the Cash Consideration to the Paying Agent for distribution to the Equityholders in accordance with the terms of this Article II, and (b) deliver the Mobility First Note and the Mobility Second Note to the Equityholders’ Agent to be held by the Equityholders’ Agent on behalf of the Equityholders and the proceeds of which shall be distributed to the Equityholders by the Paying Agent in accordance with the terms of this Article II.

(d) Allocation Schedule.

(i) Section 2.1(d) of the Company Disclosure Schedule sets forth the names and email addresses of the Equityholders, to whom and in what denominations the Merger Consideration is to be allocated among the Equityholders and to whom and in what denominations the Merger Consideration is to be allocated between the Surviving Company and the Paying Agent for disbursement to the Equityholders (the “Allocation Schedule”), which Allocation Schedule shall be updated by the Company between the date of this Agreement and the Closing Date to reflect any exercises, forfeitures or vesting of Carve-Out Units or Options occurring through the Closing Date in accordance with the terms of the Carve-Out Units or Options, as applicable, and subsequently updated after the Closing Date (with a copy to the Equityholders’ Agent) to reflect any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), the terms of the First Mobility Note and the Second Mobility Note and any other adjustments pursuant to Section 2.2 not then reflected in the Allocation Schedule.

(ii) In the event of an ambiguity or conflict with respect to the payment of Merger Consideration between the Allocation Schedule and this Agreement, the formulas set forth in the Allocation Schedule shall control. For the avoidance of doubt, the actual numbers in the Allocation Schedule may change in the event of certain actions contemplated by this Agreement and the Transaction Documents, including, without limitation, setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e) and the terms of the First Mobility Note and the Second Mobility Note.

(e) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has properly exercised such Stockholder’s appraisal rights with respect to such Shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL or Chapter 13 of the CCC (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive the applicable portion of the Merger Consideration (if any) to which such Stockholder is entitled, but shall instead have the rights set forth in the Dissenters’ Rights Statute unless such Stockholder subsequently withdraws its demand for appraisal or waives, fails to perfect or otherwise loses such Stockholder’s appraisal rights, if any (in which case such Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration (if any) to which such Stockholder is entitled). At the Effective Time, Stockholders holding Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under applicable Law and as provided in this Section 2.1(e). If, after the Effective Time, such Stockholder fails to perfect or loses any such right to appraisal, each such Dissenting Share of such Stockholder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration, without interest, in accordance with this Article II.

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(ii) The Company shall give Parent (x) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL or the CCC and received by the Company in respect of the Dissenting Shares; and (y) the opportunity to participate in all negotiations and legal proceedings with respect to demands for appraisal pursuant to the DGCL or the CCC in respect of the Dissenting Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, which shall not be unreasonably withheld, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

(f) At the Closing, Parent shall pay or cause to be paid to the creditors of the Company, by wire transfer of immediately available funds, all amounts necessary to repay in full all indebtedness for borrowed money, including convertible debt (including, in each case, the principal and accrued interest and all other costs, expenses and charges of indebtedness due to such creditors) and including any rights to repayment pursuant to any cancellation of such indebtedness (collectively, the “Debt Repayment Amount”). Estimates of the Debt Repayment Amounts for each creditor as of the date of this Agreement are set forth in Section 2.1(f) of the Company Disclosure Schedule. The Debt Repayment Amount shall not include the Permitted Loans, each as set forth in Section 2.1(f) of the Company Disclosure Schedule or any amounts to be repaid with respect to the Grid Promissory Note or Blink Promissory Note. As a condition precedent to the Closing, the Company will obtain a payoff letter and termination and release document from each creditor who shall receive a portion of the Debt Repayment Amount (the “Payoff Letter”) and such Payoff Letter shall contain the final amount of the Debt Repayment Amount to be paid to such creditor pursuant to this Section 2.1(f). Notwithstanding anything in the contrary to this Section 2.1(f), to the extent the amount of cash available at Closing is insufficient to repay the Debt Repayment Amount in full, any remaining unpaid Debt Repayment Amount may be repaid from the Mobility First Note, the Mobility Second Note and the Stock Consideration, in that order, pursuant to Sections 2.1(c)(i)(1) and 2.1(c)(i)(2), respectively.

(g) At the Closing, Parent shall pay or cause to be paid to the appropriate Persons, by wire transfer of immediately available funds, all amounts necessary to pay the fees and expenses incurred and payable by the Company in connection with this Agreement and the Contemplated Transactions as of the Closing Date (collectively, the “Transaction Expenses Payment Amount”). Estimates of the Transaction Expenses Payment Amount are set forth in Section 2.1(g) of the Company Disclosure Schedule. As a condition precedent to the Closing, the Company will obtain invoices from each Person entitled to receive a portion of the Transaction Expenses Payment Amount at least one Business Day prior to the Closing and such invoice shall contain the final amount of the Transaction Expenses Payment Amount to be paid to such Person pursuant to this Section 2.1(g).

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(h) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 2.1(h) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(i) Notwithstanding anything contained in this Article II, at no time prior to the issuance of the Stock Consideration shall the Stock Consideration issuable pursuant to Section 2.1(c)(i)(4) equal or exceed 20% of the outstanding shares of HoldCo, if applicable, as of the Closing Date so as to require the vote of the stockholders of HoldCo to approve such issuance under applicable SEC or Nasdaq rules or regulations; provided, however, that if the Stock Consideration issuable pursuant to Section 2.1(c)(i)(4) equals or exceeds 20% of the outstanding shares of HoldCo, Parent shall pay within three Business Days following the HoldCo Stock Issuance Date the value of the Stock Consideration that exceeds 20% of the outstanding shares of common stock of HoldCo at the VWAP to the Equityholders in cash (in accordance with the Equityholder’s Pro Rata Portion of the Merger Consideration as set forth in the Allocation Schedule).

Section 2.2 Working Capital Adjustment.

(a) On the Closing Date, the Company will prepare and deliver to the Parent a statement (the “Initial Working Capital Statement”) setting forth its good faith calculation of the Working Capital (the “Initial Working Capital”). Within thirty (30) days after the Closing Date, Parent will prepare and deliver to the Equityholders’ Agent a statement (the “Post-Closing Working Capital Statement”, and together with the Initial Working Capital Statement, the “Working Capital Statements”) setting forth its good faith calculation of the Working Capital (the “Proposed Final Working Capital”). The Working Capital Statements shall (i) fairly and accurately present the Working Capital, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials, and (ii) be presented in a manner consistent with the format set forth in the Company Audited Financials. The Working Capital Statements shall be provided in the form attached hereto at Schedule 2.2(a).

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(b) Equityholders’ Agent shall have a period of thirty (30) days after the date on which the Post-Closing Working Capital Statement is delivered to it by Parent (the “Review Period”) to review the Post-Closing Working Capital Statement. During the Review Period, Parent will provide the Equityholders’ Agent with reasonable access during normal business hours with reasonable prior written notice to any working papers, documents, and data from Parent and/or the Surviving Company that were used to prepare the Post-Closing Working Capital Statement. During the Review Period, the Equityholders’ Agent may provide written notice to Parent disputing all or any part of the Proposed Final Working Capital, specifying in reasonable detail those items that the Equityholders’ Agent disputes (the disputed item(s) to which the Equityholders’ Agent objects are referred to herein as the “Disputed Amounts” and the Equityholders’ Agent’s written objection notice is referred to herein as the “Objection Notice”). In the event that the Equityholders’ Agent does not deliver an Objection Notice with respect to any such amounts on or before the last day of the Review Period, any such amounts not so objected will be final, binding, non-appealable, and conclusive on the parties for purposes of this Section 2.2.

(c) If the Equityholders’ Agent delivers an Objection Notice to Parent on or before the last day of the Review Period, Parent and the Equityholders’ Agent will negotiate in good faith to resolve the Disputed Amounts for thirty (30) days following the Parent’s receipt of the Objection Notice (the “Negotiation Period”). If, during the Negotiation Period, Parent and the Equityholders’ Agent are able to resolve any Disputed Amounts, then such agreed upon amounts will become final, binding, non-appealable, and conclusive on the parties for purposes of this Section 2.2. If a final resolution is not obtained within the Negotiation Period, Parent and the Equityholders’ Agent will retain for the benefit of all the parties a nationally recognized public accounting firm to which Parent and the Equityholders’ Agent mutually agree (the “WC Arbiter”) to resolve any remaining Disputed Amounts (the “Remaining Disputed Amounts”). Parent and the Equityholders’ Agent will each submit to the WC Arbiter in writing, not later than fifteen (15) days after the WC Arbiter is retained, their respective positions with respect to the Remaining Disputed Amounts, together with such supporting documentation as they deem necessary or as the WC Arbiter reasonably requests. The WC Arbiter will, within thirty (30) days after receiving the positions of both Parent and the Equityholders’ Agent and any supplementary supporting documentation reasonably requested by the WC Arbiter, render its decision as to the Remaining Disputed Amounts in a written report, which decision will be final, binding, nonappealable, and conclusive on the parties for purposes of this Section 2.2. Neither Parent nor the Equityholders’ Agent will have or conduct any communication, either written or oral, with the WC Arbiter without the other party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. In resolving any Remaining Disputed Amounts, the WC Arbiter (x) may not assign a value to any particular item greater than the greatest value for such item claimed by either Parent or the Equityholders’ Agent, or less than the lowest value for such item claimed by either Parent or Equityholders’ Agent, in each case, as presented to the WC Arbiter, (y) will act as an expert and not as an arbitrator, and (z) will limit its review to matters specifically set forth in the Objection Notice. The fees and expenses of the WC Arbiter will be allocated between Parent, on the one hand, and the Equityholders’ Agent (on behalf of the Indemnifying Parties), on the other hand, based upon the percentage that the portion of the contested amount not awarded to a particular party bears to the amount actually contested by such party.

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(d) If the Working Capital as finally determined according to the Sections 2.2(b) and (c) is less than the Working Capital Target, then the difference shall be setoff first against the Mobility First Note, thereafter against Mobility Second Note and thereafter against the Stock Consideration Value, in that order, in each case, subject to each Equityholder’s Pro Rata Portion, but only to the extent such difference exceeds $100,000.

(e) If the Working Capital as finally determined according to the Sections 2.2(b) and (c) is greater than the Working Capital Target, then the difference shall be added to the outstanding amount of the loan under the Mobility First Note, but only to the extent such difference exceeds $100,000.

(f) Any amounts increased or decreased pursuant to this Section 2.2 will be treated as an adjustment to the Merger Consideration.

Section 2.3 Pre-Closing Statement. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”), setting forth the Company’s good faith calculation of the Merger Consideration as of the Closing together with calculations demonstrating each component thereof.

Section 2.4 Closing Payments and Post-Closing Payments.

(a) At the Closing, Parent shall make or cause to be made, by wire transfer of immediately available funds, payment, subject to Section 2.2(d), Section 2.2(e) and Section 6.1(e), the terms of the Mobility First Note and the Mobility Second Note, and any other adjustments pursuant to Section 2.2:

(i) to the account designated by the Paying Agent of a cash amount equal to the portion of the Cash Consideration payable to the Stockholders and Warrantholders, and to the account designated by the Paying Agent of a cash amount equal to the excess, if any, of (A) the portion of Cash Consideration payable to holders of Vested Options and Carve-Out Units granted in respect of non-employee services (such holders of such Vested Options “Non-Employee Optionholders” and such holders of such Carve-Out Units “Non-Employee Carve-Out Participants”) minus (B) the Aggregate Exercise Price, to be distributed by the Paying Agent to the Stockholders, Warrantholders, Non-Employee Optionholders and Non-Employee Carve-Out Participants in accordance with Section 2.1(b), the Allocation Schedule, this Article II and the Paying Agent Agreement within 10 Business Days following the Closing; and

(ii) to the Surviving Company of a cash amount equal to the excess, if any, of (A) the portion of the Cash Consideration payable to the Optionholders and Carve-Out Participants minus (B) the Aggregate Exercise Price, which Parent shall cause to be distributed by the Surviving Company to the Optionholders and Carve-Out Participants via the Surviving Company’s payroll (excluding Vested Options and Carve-Out Units granted in respect of non-employee services, which need not be paid through such payroll system) in accordance with Section 2.1(b), the Allocation Schedule (which amounts payable to Optionholders shall be determined by subtracting such Aggregate Exercise Price as set forth in the Allocation Schedule) and this Article II within 10 Business Days following the Closing; provided, that:

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(1) if any Stockholder has not delivered to the Paying Agent a duly executed and completed Letter of Transmittal and surrendered certificate(s) (if any), if any Warrantholder has not delivered to the Paying Agent a duly executed and completed Warrant Cancellation Letter, if any Non-Employee Optionholder has not delivered to the Paying Agent a duly executed and completed Option Cancellation Letter, or if any Non-Employee Carve-Out Participant has not delivered to the Paying Agent a duly executed and completed Carve-Out Unit Letter, in each case at least two Business Days prior to the Closing Date, the portion of the Cash Consideration allocated with respect to such Stockholder or Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant, as applicable, will be paid to the Paying Agent on behalf of such Stockholder, Warrantholder, Non-Employee Optionholder, or Non-Employee Carve-Out Participant (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and surrendered certificate(s) (if any), Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter respectively), and

(2) if any Optionholder has not delivered to the Company a duly executed and completed Option Cancellation Letter, or if any Carve-Out Participant has not delivered to the Company a duly executed and completed Carve-Out Unit Letter, in each case, at least two Business Days prior to the Closing Date, the portion of the Cash Consideration allocated with respect to such Optionholder or Carve-Out Participant, as applicable, will be paid to the Surviving Company on behalf of such Optionholder or Carve-Out Participant (and distributed thereto upon timely delivery of such executed and completed Option Cancellation Letter or Cave-Out Unit Letter, as applicable).

(b) Within two Business Days following the maturity date of the Mobility First Note (the “First Maturity Date”), Parent shall make or cause to be made, by wire transfer of immediately available funds, payment, subject to Section 2.2(d), Section 2.2(e), Section 6.1(e), the terms of such note and any other adjustments pursuant to Section 2.2:

(i) to the account designated by the Paying Agent of a cash amount equal to the portion of the Mobility First Note payable to the Stockholders and Warrantholders, and to the account designated by the Paying Agent of a cash amount equal to the excess, if any, of (A) the portion of Cash Consideration payable to Non-Employee Optionholders and Non-Employee Carve-Out Participants minus (B) the Aggregate Exercise Price, to be distributed by the Paying Agent to the Stockholders, Warrantholders, Non-Employee Optionholders and Non-Employee Carve-Out Participants in accordance with Section 2.1(b), the Allocation Schedule, this Article II and the Paying Agent Agreement within 10 Business Days following the First Maturity Date;

(ii) to the Surviving Company of a cash amount equal to the excess, if any, of (A) the portion of the Mobility First Note payable to the Optionholders and Carve-Out Participants minus (B) the portion of the Aggregate Exercise Price that was not subtracted from the payment described in Section 2.4(a), if any, which Parent shall cause to be distributed by the Surviving Company to the Optionholders and Carve-Out Participants via the Surviving Company’s payroll (excluding Vested Options and Carve-Out Units granted in respect of non-employee services, which need not be paid through such payroll system) in accordance with the Allocation Schedule (which amounts payable to Optionholders shall be determined by subtracting such Aggregate Exercise Price, to the extent not already subtracted from the payment described in Section 2.4(a)) and this Article II within 10 Business Days following the First Maturity Date; provided, that:

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(1) if any Stockholder has not delivered to the Paying Agent a duly executed and completed Letter of Transmittal and surrendered certificate(s) (if any), if any Warrantholder has not delivered to the Paying Agent a duly executed and completed Warrant Cancellation Letter, if any Non-Employee Optionholder has not delivered to the Paying Agent a duly executed and completed Option Cancellation Letter, or if any Non-Employee Carve-Out Participant has not delivered to the Paying Agent a duly executed and completed Carve-Out Unit Letter, in each case in accordance with Section 2.4(a), the portion of the Mobility First Note allocated with respect to such Stockholder, Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant will be paid to the Paying Agent on behalf of such Stockholder, Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and surrendered certificate(s) (if any), Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter, respectively);

(2) if any Optionholder has not delivered to the Company a duly executed and completed Option Cancellation Letter, or if any Carve-Out Participant has not delivered to the Company a duly executed and completed Carve-Out Unit Letter, in each case, in accordance with Section 2.4(a), and if the delivery set forth in the Option Cancellation Letter or Carve-Out Unit Letter, as applicable, has not passed, the portion of the Mobility First Note allocated with respect to such Optionholder or Carve-Out Participant, as applicable, will be paid to the Surviving Company on behalf of such Optionholder or Carve-Out Participant (and distributed thereto upon timely delivery of such executed and completed Option Cancellation Letter or Cave-Out Unit Letter, as applicable); and

(iii) to the Surviving Company of a cash amount equal to the amount that is indicated as “Reallocated Cash” in the Allocation Schedule (the “Reallocated Cash”), which shall not be distributed by the Surviving Company to the Optionholders and Carve-Out Participants, and instead shall be retained by the Surviving Company until utilized or distributed in accordance with Section 2.4(d)(ii); and

(iv) to the Paying Agent the Reallocated Cash, which shall not be distributed by the Paying Agent to the Non-Employee Optionholders and Non-Employee Carve-Out Participants, and instead shall be retained by the Paying Agent until utilized and distributed in accordance with Section 2.4(d)(ii).

(c) Within two Business Days following the maturity date of the Mobility Second Note (the “Second Maturity Date”), Parent shall make or cause to be made, by wire transfer of immediately available funds, payment, subject to Section 2.2(d), Section 2.2(e), Section 6.1(e), the terms of such note and any other adjustments pursuant to Section 2.2:

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(i) to the account designated by the Paying Agent of a cash amount equal to the portion of the Mobility Second Note payable to the Stockholders and Warrantholders, and to the account designated by the Paying Agent of a cash amount equal to the excess, if any, of (A) the portion of Cash Consideration payable to Non-Employee Optionholders and Non-Employee Carve-Out Participants minus (B) the portion of the Aggregate Exercise Price that was not subtracted from either of the payments described in Section 2.4(a) and Section 2.4(b), if any, to be distributed by the Paying Agent to the Stockholders, Warrantholders, Non-Employee Optionholders and Non-Employee Carve-Out Participants in accordance with Section 2.1(b), the Allocation Schedule, this Article II and the Paying Agent Agreement within 10 Business Days following the Second Maturity Date;

(ii) to the Surviving Company of a cash amount equal to the excess, if any, of (A) the portion of the Mobility Second Note payable to the Optionholders and Carve-Out Participants minus (B) the portion of the Aggregate Exercise Price that was not subtracted from either of the payments described in Section 2.4(a) and Section 2.4(b), if any, which Parent shall cause to be distributed by the Surviving Company to the Optionholders and Carve-Out Participants via the Surviving Company’s payroll (excluding Vested Options and Carve-Out Units granted in respect of non-employee services, which need not be paid through such payroll system) in accordance with Section 2.2(b), the Allocation Schedule (which amounts payable to Optionholders shall be determined by subtracting such Aggregate Exercise Price, to the extent not already subtracted from either of the payments described in Section 2.4(a) or 2.4(b)) and this Article II within 10 Business Days following the Second Maturity Date; provided, that:

(1) if any Stockholder has not delivered to the Paying Agent a duly executed and completed Letter of Transmittal and surrendered certificate(s) (if any), if any Warrantholder has not delivered to the Paying Agent a duly executed and completed Warrant Cancellation Letter, if any Non-Employee Optionholder has not delivered to the Paying Agent a duly executed and completed Option Cancellation Letter, or if any Non-Employee Carve-Out Participant has not delivered to the Paying Agent a duly executed and completed Carve-Out Unit Letter, in each case in accordance with Section 2.4(a), the portion of the Mobility Second Note allocated with respect to such Stockholder, Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant will be paid to the Paying Agent on behalf of such Stockholder, Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant (and distributed thereto upon delivery of such executed and completed Letter of Transmittal and surrendered certificate(s) (if any), Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter, respectively); and

(2) if an Optionholder has not delivered to the Company a duly executed and completed Option Cancellation Letter, or if any Carve-Out Participant has not delivered to the Company a duly executed and completed Carve-Out Unit Letter, in each case, in accordance with Section 2.4(a), and if the deadline for delivery set forth in the Option Cancellation Letter or Carve-Out Unit Letter, as applicable, has not passed, the portion of the Mobility Second Note allocated with respect to such Optionholder or Carve-Out Participant, as applicable, will be paid to the Surviving Company on behalf of such Optionholder or Carve-Out Participant (and distributed thereto upon timely delivery of such executed and completed Option Cancellation Letter or Cave-Out Unit Letter, as applicable).

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(d) Within three Business Days following the earlier of the Qualified IPO Stock Date in the event of a Qualified IPO or the HoldCo Stock Issuance Date, Parent shall issue or cause to be issued the Stock Consideration to the Equityholders in accordance with Section 2.1(b), Section 2.1(c)(i)(4), the Allocation Schedule and this Article II; provided, that:

(i) if any Stockholder or Warrantholder has not delivered to the Paying Agent a duly executed and completed Letter of Transmittal, if any Warrantholder has not delivered to the Paying Agent a duly executed and completed Warrant Cancellation Letter, if any Non-Employee Optionholder has not delivered to the Paying Agent a duly and completed Option Cancellation Letter, if any Non-Employee Carve-Out Participant has not delivered a duly executed and completed Carve-Out Unit Letter, if any Optionholder has not delivered to the Company a duly executed and completed Option Cancellation Letter or, if any Carve-Out Participant has not delivered to the Company a duly executed and completed Carve-Out Unit Letter, as applicable, in each case at least two Business Days prior to the Closing Date, the portion of the Stock Consideration allocated with respect to such Equityholder will be withheld by the Parent on behalf of such Equityholder (and issued thereto upon delivery of such executed and completed Letter of Transmittal, Warrant Cancellation Letter, Option Cancellation Letter, or Carve-Out Unit Letter respectively; provided that the Option Cancellation Letter or Carve-Out Unit Letter, as applicable, are timely delivered);

(ii) Optionholders, Non-Employee Optionholders, Carve-Out Participants and Non-Employee Carve-Out Participants shall be treated for tax purposes as if they had received their applicable portion of the Reallocated Cash concurrently with the issuance of the Stock Consideration, and the aggregate tax withholding obligation incurred in respect of the issuance of the Stock Consideration and such deemed distribution of the Reallocated Cash shall be satisfied by the Surviving Company or Paying Agent, as applicable, withholding first against the Reallocated Cash, and, in the event such Reallocated Cash is insufficient to satisfy such aggregate tax withholding obligation, Parent may satisfy or cause to be satisfied the remaining withholding obligation by reducing or causing to be reduced the number of shares of the Stock Consideration that would otherwise be delivered under this Section 2.4(d). Parent shall cause any remaining portion of the Reallocated Cash not required to be so withheld to be distributed by the Surviving Company to the Optionholders and Carve-Out Participants via the Surviving Company’s payroll (excluding Vested Options and Carve-Out Units granted in respect of non-employee services, which need not be paid through such payroll system), or to the Paying Agent, as applicable, within 10 Business Days following the earlier of the Qualified IPO Stock Date in the event of a Qualified IPO or the HoldCo Stock Issuance Date.

(e) By virtue of its delivery of the Letter of Transmittal, Warrant Cancellation Letter, the Option Cancellation Letter or Carve-Out Unit Letter to the Paying Agent, or the Company, as applicable, each Equityholder shall be deemed to (i) approve of this Agreement (including the liabilities and covenants of such Equityholder set forth in this Agreement), the Paying Agent Agreement (if applicable), the other applicable Transaction Documents and all of the arrangements relating hereto and thereto and (ii) as also provided in Section 9.13 hereof, approve the appointment of the Equityholders’ Agent in accordance with the terms of this Agreement.

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(f) Any portion of the Merger Consideration to be paid or issued on or after Closing pursuant to this Agreement remaining unclaimed by Equityholders as of the date that is one hundred eighty (180) days after the applicable payment or issuance date shall be returned to the Parent, upon demand, and any such holder who has not delivered its Letter of Transmittal and surrendered certificate(s) (if any), Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter prior to that time shall thereafter look only to the Parent for payment or issuance of such portion of the Merger Consideration. Notwithstanding the foregoing, none of HoldCo, Parent, the Surviving Company, or the Paying Agent shall be liable to the Equityholders for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any such amounts of Merger Consideration unclaimed by Equityholders immediately prior to such time when such amounts would otherwise escheat to or become property of a Governmental Entity shall become the property of Parent.

Section 2.5 Exchange Procedures.

(a) At or prior to the Closing, the Company will cause each (i) Stockholder, Warrantholder, Non-Employee Optionholder or Non-Employee Carve-Out Participant to deliver each properly completed and duly executed Letter of Transmittal and surrendered certificate(s) (if any), Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter, and any other documents reasonably requested by the Paying Agent in the Letter of Transmittal, Warrant Cancellation Letter, Option Cancellation Letter or Carve-Out Unit Letter, as applicable, to the Company (or Surviving Company, as applicable), (ii) each Optionholder and each Carve-Out Participant to deliver each properly completed and duly executed Option Cancellation Letter or Carve-Out Unit Letter, as applicable, (iii) and will promptly upon delivery thereof receive in exchange therefor the applicable Merger Consideration as provided in Section 2.1, allocated pursuant to the Allocation Schedule; provided, however, that the delivery by any such Equityholder of any such documents shall not be a condition to Closing. The surrendered certificate(s) will be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, and upon surrender will be cancelled.

(b) If any certificate representing Company Capital Stock shall have been lost, stolen or destroyed, Parent or Paying Agent may require the making of an affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, which affidavit shall include an indemnification obligation by the applicable Stockholder against any claim that may be made against Parent, Merger Sub, the Company or the Surviving Company with respect to such certificate.

(c) Payment of any cash portion of the Merger Consideration will be made by wire transfer of immediately available funds to the accounts designated on the Allocation Schedule or, with respect to the Optionholders and Carve-Out Participants, via the Surviving Company’s payroll (excluding Vested Options and Carve-Out Units granted in respect of non-employee services, which need not be paid through such payroll system). Parent or HoldCo, as applicable, will cause its transfer agent to effect the delivery of the Stock Consideration either by issuing and delivering to each Stockholder or Warrantholder a certificate or book-entry statement representing its Pro Rata Portion of the Stock Consideration.

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Section 2.6 Rights of Stockholders. At and after the Effective Time, no Transfer of Company Capital Stock shall thereafter be made or recognized. Until surrender for exchange in accordance with the provisions of Section 2.4, each certificate theretofore representing Shares of Company Capital Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided for in Section 2.1(c) in exchange therefor, allocated pursuant to the Allocation Schedule. From and after the Effective Time, holders of certificates representing shares of Company Capital Stock shall cease to have any rights as Stockholders of the Company.

Section 2.7 Withholding Rights. Notwithstanding anything in this Agreement to the contrary (but without limiting Section 2.4(d)(ii)), HoldCo, Parent, Merger Sub and the Company will be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as HoldCo, Parent, Merger Sub or the Company, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, and request and be provided any necessary Tax forms, including IRS Form W-9 or IRS Form W-8, as applicable, or any similar information. With respect to any payment of a noncompensatory amount, HoldCo, Parent, Merger Sub, and the Company, shall provide reasonable notice of any such deduction or withholding, and shall use commercially reasonable efforts to provide the payee an opportunity to eliminate or reduce any such deduction or withholding. HoldCo and Parent shall take all action that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Entity. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding were made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to HoldCo, Parent and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1 Corporate Organization, Etc. The Company is a corporation duly incorporated, validly existing and in good standing (to the extent such concept is recognized) under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is qualified or licensed to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Company as presently in effect have been heretofore made available to Parent. The Company is not in violation of any term or provision of its organizational or governing documents.

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Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized, issued and outstanding Shares of Company Capital Stock of the Company are as set forth in Section 3.2 of the Company Disclosure Schedule. The outstanding Shares of Company Capital Stock and the beneficial and record owners thereof are as set forth in Section 3.2 of the Company Disclosure Schedule. All outstanding Shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state, federal and foreign securities Laws. The Company holds no treasury shares. Each share of Preferred Stock is convertible into Shares of Common Stock on a one-for-one basis. There are no declared or accrued but unpaid dividends or other distributions with respect to any Shares or other equity interest of the Company.

(b) As of the date of this Agreement, the authorized, issued and outstanding shares of Options under the Company Option Plan are as set forth in Section 3.2 of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule sets forth a complete and correct list showing each outstanding Option, including (i) the name of the holder thereof, (ii) the number of shares of Common Stock issuable thereunder on the grant date, (iii) the exercise price per share with respect to any Option, (iv) the number of shares of Common Stock subject thereto that are currently vested and unvested, (v) the vesting schedule thereof (including the vesting commencement date and any accelerated vesting), (vi) the expiration date thereof, (vii) whether any such Option is early exercisable and (viii) whether any such Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code). Each grant of Options was validly issued and properly approved by the board or directors of the Company in compliance with all applicable Laws and the terms of the Company Option Plan.

(c) As of the date of this Agreement, the authorized, issued and outstanding Warrants of the Company are as set forth in Section 3.2 of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule sets forth a complete and correct list showing each outstanding Warrant, including (i) the name of the holder thereof, (ii) the number of shares of Company Capital Stock issuable thereunder on the grant date, (iii) the exercise price per share with respect to any Warrant, and (iv) the expiration date thereof. Each grant of Warrant was validly issued and properly approved by the board or directors of the Company in compliance with all applicable Laws.

(d) Section 3.2 of the Company Disclosure Schedule identifies each Person with an offer letter or other Contract that contemplates a grant of options to purchase Shares, equity interests or other securities of the Company, or who has otherwise been promised options to purchase Shares, equity interests or other securities of the Company, which Options have not been granted, or other securities have not been issued, as of the date of this Agreement.

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(e) Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for Company Capital Stock, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Company Capital Stock, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of Company Capital Stock to vote, transfer or receive dividends with respect to any shares of Company Capital Stock or with respect to the management or control of the Company.

Section 3.3 Subsidiaries. The Company does not have any Subsidiaries nor does it directly or indirectly own or has owned any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest of any Person.

Section 3.4 Authority Relative to this Agreement. The Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at Law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 3.5 Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or by which the Company or any of its properties or assets is bound.

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Section 3.6 Financial Statements. The Company has previously delivered to Parent true and complete copies of the following: (a) the audited consolidated balance sheets, statements of income/loss, shareholders’ equity (deficit) and cash flows of the Company for the year ended December 31, 2021 (including, any notes and schedules thereto) (collectively, the “Company Audited Financials”), and (b) the unaudited internal balance sheets and statement of income of the Company for the year ended December 31, 2022 (collectively, the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Company, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, in the case of the Company Unaudited Financials, for the absence of footnotes, statements of shareholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (iii) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the Company Unaudited Financials do not contain footnotes, statements of shareholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

Section 3.7 No Undisclosed Liabilities.

(a) The Company has no material liabilities, indebtedness or obligations of any nature (absolute, accrued, contingent or otherwise), except (i) as and to the extent set forth in the Company Financials, (ii) in Section 3.7 of the Company Disclosure Schedule, (iii) Section 2.1(f) of the Company Disclosure Schedule, (iv) Section 2.1(g) of the Company Disclosure Schedule, and (v) those incurred in the ordinary course of business since September 30, 2022. At the Closing, the Company will not have any indebtedness for borrowed money except the Permitted Loans.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money as of the date of this Agreement.

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Section 3.8 Absence of Certain Changes. Since September 30, 2022, except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Capital Stock, or redeemed or otherwise acquired any shares of Company Capital Stock, (d) incurred any indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred, other than Permitted Encumbrances, or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance (other than Permitted Encumbrances) on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, Officers or other employees, (h) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan or other agreement or arrangement to any such director, Officer or employee, whether past or present, (i) entered into or amended any employment, bonus, severance or retirement Contract, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $10,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer, key employee or key consultant resign or terminate employment prior to the date of this Agreement, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 3.9 Compliance with Law. The Company is, and since January 1, 2020, has been in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets. None of the Company or, to the Knowledge of the Company, any Officer, director or employee of the Company, in such capacity, has received notice from any Governmental Entity of, is charged or, to the Knowledge of the Company, threatened with or under investigation with respect to, any violation of any provision of any applicable Law.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its respective properties or assets is bound, including, without limitation, (i) any employment or consulting Contract that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $100,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s ten (10) largest customers and ten (10) largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the 12 month period ended September 30, 2022 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts any of the Company’s businesses or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, (vi) any joint venture agreement, and (vii) any Contract constituting purchase commitments (other than Contracts for widely available, commercial off-the-shelf third-party Software licensed to any of the Company on a non-exclusive basis) related to the business of the Company (collectively, the “Material Contracts”). The Company has made available to Parent true, correct and complete copies of all Material Contracts. Neither the Company nor the Surviving Company will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Material Contract as a result of any of the Contemplated Transactions.

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(b) Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

(c) The Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts. No party to any such Material Contract has given written notice to the Company or made a claim in writing against the Company in respect of any breach or default thereunder.

(d) The Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 3.11 Permits. The Company has all permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect without amendment, limitation or restriction, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of their respective properties or assets by or before any Governmental Entity. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of the Company in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) the Company has

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law, all income and other material Company Tax Returns, each of which is true, correct and complete in all material respects,

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(ii) duly and timely paid in full, or caused to be paid in full, all material Company Taxes whether or not reflected on such Company Tax Returns, and

(iii) properly accrued in accordance with GAAP on its books and records a provision for the payment of all material Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b) No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c) No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax Return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which the Company is liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person (other than an agreement entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(d) The Company has complied with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e) There is no Encumbrance for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due or being contested through appropriate proceedings and for which adequate reserves are reflected on the Company Financials except for Permitted Encumbrances.

(f) No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any Company Tax or any Company Tax Return.

(g) The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

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(i) The Company is not a party to any closing agreement with any Tax Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Tax Authority relating to the Company, any Company Tax or any Company Tax Return has been requested or received by the Company.

(j) The Company is not a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.

(k) The Company has not had any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(l) None of the Company, the Surviving Company or Parent is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit, (ii) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, or (iv) inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1) through (3), arising from transactions or events occurring prior to the Closing Date, determined as if the relevant taxable years ended on the Closing Date or (4) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(m) The Company is not and has not been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(n) The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(o) The Company is not and has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(p) The Company does not own and has not owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.

(q) The Company has not deferred any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.

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(r) The Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any net operating losses or Tax credit carryover of the Company arising in any Pre-Closing Period or portion of a Straddle Period ending on or prior to the Closing (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates (including the Surviving Company) to utilize such Tax Attributes in a Post-Closing Period.

(s) The amount indicated as “Reallocated Cash” in the Allocation Schedule is not less than the total amount of the aggregate tax withholding obligation described in Section 2.4(d)(ii).

Section 3.14 Title to Properties; Sufficiency of Assets.

(a) The Company has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the tangible assets and properties (real and personal) which it owns or leases, and such tangible assets and properties are owned or leased by it free and clear of all Encumbrances (other than Permitted Encumbrances and Permitted Loans). Section 3.14 of the Company Disclosure Schedule contains a complete and correct list of all real property owned or leased by the Company and all lease agreements, including all amendments and modifications thereto, for all such leased real property, true, correct and complete copies of which have been made available to Parent. All rents and mortgages due as of the date of this Agreement for such real properties have been paid. The Company enjoys peaceful and undisturbed possession of its leased real properties and is in compliance with the terms of its real property leases, and all such real property leases are in full force and effect. No controversy, claim, dispute or disagreement exists between any of the parties to any of such real property leases. No party to any real property lease has given written notice to the Company, threatened in writing to the Company, or made a claim in writing against the Company in respect of any breach or default thereunder.

(b) All tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. The Company’s assets and properties (real, personal and intangible) include all tangible and intangible assets, properties and rights necessary to conduct their respective businesses following the Closing Date in the same manner as is currently conducted.

(c) To the extent a landlord’s consent to the transactions contemplated hereby is required under a lease agreement to which the Company is a party, such landlord does not possess any space or profit recapture rights or remedies.

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Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule identifies all Intellectual Property (other than (i) commercially available, off-the-shelf third-party Software licensed to the Company on a non-exclusive basis, (ii) any open source Software, (iii) Intellectual Property licensed to the Company pursuant to non-disclosure Contracts entered into in the ordinary course of business (excluding any non-disclosure Contracts that contain an explicit license of Intellectual Property), and (iv) Intellectual Property licensed to the Company pursuant to Contracts with employees or contractors of the Company in the ordinary course of business under which the Company receives ownership of Intellectual Property) licensed to the Company (the “Licensed Intellectual Property”). To the Knowledge of Company, Section 3.15(a)(2) of the Company Disclosure Schedule identifies all Contracts with employees or contractors of the Company in the ordinary course of business under which the Company receives ownership of Intellectual Property that may also contain a license of Intellectual Property (the “Additional Agreements”). To Company’s Knowledge, none of the Additional Agreements license any Intellectual Property that is material to the Company, and there are no prior creations or Intellectual Property of any employee or contractor that are incorporated into any Owned Intellectual Property. To the extent that there may be agreements with employees or contractors in addition to the Additional Agreements, to Company’s Knowledge, those agreements contain Intellectual Property terms that are materially the same as those in the Additional Agreements. Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company as a party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b) All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 3.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered Trademarks (excluding Internet domain names), and applications for registration of Trademarks, the registration number and registration date, or the application number and application date, related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), the countries of filing, and the expiration date of each registration in each country in which a registration was issued; (iii) registered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth on Section 3.15(b) of the Company Disclosure Schedule, to the Knowledge of the Company, is valid and in full force and effect. None of the Company or the Subsidiaries are subject to any settlements, judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order that restricts or impairs the use of any Owned Intellectual Property. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.

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(c) The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances, expect for Permitted Encumbrances. To the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary to enable the Company to conduct its business as currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will, pursuant to a Contract to which the Company is a party or otherwise bound, result in the release, disclosure or delivery of any Company Intellectual Property (except to the Surviving Company in connection with the Merger), or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.

(d) Section 3.15(d) of the Company Disclosure Schedule identifies each Contract (other than (i) non-exclusive licenses granted to customers or service providers of the Company in the ordinary course, (ii) non-disclosure Contracts entered into in the ordinary course, or (iii) Contracts with employees or contractors of the Company in the ordinary course of business under which the Company receives ownership of Intellectual Property) pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(e) The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property.

(f) No current or former stockholder, officer, director, consultant, manager, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee or consultant of the Company.

(h) The Company has not received any written notice or other communication, or to the Knowledge of the Company, any oral notice or other communication, of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned or used by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i) A high-level description of the products owned by the Company is set forth in Section 3.15(i) of the Company Disclosure Schedule.

Section 3.16 Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted. Set forth on Section 3.16 of the Company Disclosure Schedule is a description of each insurance policy to which the Company is a named insured, setting forth the issuers, amounts, deductibles and coverages of each, and a description of all material claims under any insurance policy maintained by the Company. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

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Section 3.17 Environmental Matters. Notwithstanding anything to the contrary in this Section 3.17, all representations and warranties in this Section 3.17 relating to any activities, business or operations of any Person other than the Company at any real property currently or formerly leased by the Company (including the lessor of any such property) are made to the Knowledge of the Company:

(a) The Company has all licenses, permits, authorizations, approvals and consents from all Governmental Entities that are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted (“Environmental Permits”). Each of such Environmental Permits is in full force and effect. The operations of the Company are in compliance with, in all material respects, and have complied with, in all material respects, all applicable Environmental Laws and all Environmental Permits.

(b) There are no environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly owned, operated or leased by the Company or any of their respective predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.

(c) The Company does not have any liability under any Environmental Law nor is it responsible for any liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise.

(d) The Company has not received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.

(e) There is not located at any property currently or formerly owned, operated or leased by the Company or any of its predecessors any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) mold, in each case except in compliance in all material respects with applicable Environmental Laws.

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(f) The Company has made available to Parent true, complete and correct copies of all records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring in their possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by the Company or concerning compliance by the Company with, or liability under, any Environmental Law.

(g) For purposes of this Section 3.17, the following terms shall have the following meanings:

(i) “Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, and (C) pesticides.

(ii) “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 3.18 Employee and Labor Matters. The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in this Section 3.18 of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company pending, or to the Knowledge of the Company, threatened in writing by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened in writing against or involving any of the Company or the Subsidiaries currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. All individuals characterized and treated by any of the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

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Section 3.19 Employee Plans.

(a) Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii) all current directors, officers, employees, consultants and independent contractors of the Company; and

(iii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).

(b) In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(c) None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans. The Company is not a member of a group of trades or businesses under common control or treated as a single employer pursuant to Section 414 of the Code.

(d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e) All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f) The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws. In particular, no individual who has performed services for the Company has been improperly excluded from participation in any Benefit Plan or Employee Arrangement.

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(g) There is no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h) The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i) None of the assets of any Benefit Plan is stock of the Company.

(j) Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the date such Benefit Plan or Employee Arrangement was established through the date hereof.

(l) The Company has made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of any of the Company: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 3.20 Brokers and Finders. Neither of the Company nor any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which HoldCo, Parent or either Merger Sub would be liable.

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Section 3.21 Absence of Questionable Payments. None of the Company nor, to the Knowledge of the Company, any director, Officer, employee, consultant, contractor or other Person acting on behalf of the Company has (a) used any corporate or other funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. The Company or, to the Knowledge of the Company, any director, Officer, employee, consultant, contractor or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 3.22 Books and Records. The books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with applicable requirements of Law and GAAP consistently applied.

Section 3.23 Bank Accounts; Powers of Attorney. Section 3.23 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to Parent.

Section 3.24 Customers and Suppliers. There are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since September 30, 2022, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing or, to the Knowledge of the Company, orally, of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.

Section 3.25 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable, and are not subject to set-off or counterclaim. Any allowances that the Company have established specifically for doubtful accounts have been established on a basis consistent with their prior practice, credit experience and GAAP consistently applied.

Section 3.26 Certain Transactions. Except as set forth on Section 3.26 of the Company Disclosure Schedule, none of the Stockholders, Officers, directors, employees consultants or contractors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by such Person (other than in the case of services by Officers, directors, employees, consultants or contractors in their capacity as such), (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a stockholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.

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Section 3.27 Inventory. All Inventory, whether or not reflected in the Company Financials, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDCO, PARENT AND MERGER SUB

HoldCo, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.1 Organization, Etc.

(a) Each of HoldCo and Parent is a corporate entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of HoldCo, Parent and Merger Sub is qualified or licensed to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the organizational and governing documents of each of HoldCo, Parent and Merger Sub as presently in effect have been heretofore made available to the Company. None of HoldCo, Parent nor Merger Sub is in violation of any term or provision of its organizational or governing documents.

(b) Merger Sub is a direct wholly owned subsidiary of Parent. Merger Sub was incorporated solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

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Section 4.2 Capitalization. HoldCo is the record owner of and has good and valid title to all of the issued and outstanding membership interests of Parent (the “Membership Interests”). The Membership Interests constitute 100% of the total issued and outstanding membership interests in Parent. As of the date hereof, the Membership Interests are duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, there are no outstanding (i) securities convertible into or exchangeable for the Membership Interests, (ii) options, warrants or other rights to purchase or subscribe for Membership Interests, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Membership Interests, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.

Section 4.3 Authority Relative to this Agreement. Each of HoldCo, Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, have been duly and validly authorized by all required corporate or other action on the part of each of HoldCo, Parent and Merger Sub, and no other corporate or other proceedings on the part of HoldCo, Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. Parent, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the Contemplated Transactions, as required by the DGCL. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of HoldCo, Parent and Merger Sub and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each of HoldCo, Parent and Merger Sub, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

Section 4.4 Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by HoldCo, Parent or Merger Sub, the performance by HoldCo, Parent or Merger Sub of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by HoldCo, Parent or Merger Sub will (a) violate any provision of the organizational or governing documents of HoldCo, Parent or Merger Sub, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity and those in connection with filing requirements under federal securities laws enforced by the SEC, (c) require a consent under, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of HoldCo, Parent or Merger Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which HoldCo, Parent or Merger Sub is a party or by which HoldCo, Parent or Merger Sub or any of their respective properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to HoldCo, Parent or Merger Sub or by which HoldCo, Parent or Merger Sub or any of their respective properties or assets is bound or (e) require Parent to obtain the approval of any holders of any of its capital stock by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for HoldCo, Parent and Merger Sub to consummate the Merger and the Contemplated Transactions.

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Section 4.5 Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise reasonably have the effect of preventing or materially delaying the consummation of any of the Contemplated Transactions.

Section 4.6 Brokers and Finders. None of HoldCo, Parent or Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Company would be liable.

Section 4.7 Sufficient Funds. Parent will have sufficient funds to pay the Cash Consideration, Mobility First Note, Mobility Second Note and consummate the Contemplated Transactions at the Closing.

Section 4.8 SEC Filings; Financial Statements.

(a) HoldCo has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2020 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing or, if applicable, as of the time of its most recent amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “HoldCo Financials”) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of HoldCo and its Subsidiaries, including Parent, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

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Section 4.9 Tax Non-Reliance. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made herein by Parent, HoldCo and the Merger Sub and none of the Equityholders may rely on Parent, HoldCo and the Merger Sub, with respect to any Tax consequences of the transactions contemplated herein.

ARTICLE V
COVENANTS

Section 5.1 Conduct of the Business of the Company Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld), during the period between the date of this Agreement and the Effective Time, the Company will conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it. Without limiting the generality of the foregoing, the Company will not, prior to the Effective Time, without the prior written consent of Parent (which shall not be unreasonably withheld):

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock outstanding on the date hereof (other than shares acquired upon exercise of options);

(b) split, combine or reclassify any shares of its capital stock;

(c) declare or pay any dividend or distribution to any Stockholder;

(d) redeem, purchase or otherwise acquire any outstanding shares of capital stock;

(e) propose or adopt any amendment to any of its organizational or governing documents;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities other than Permitted Loans; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of its capital stock; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

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(g) (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, consultants or contractors, or (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any such director, officer, employee, consultant or contractor, whether past or present, or (iii) adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement;

(h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business;

(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j) settle or compromise any pending or threatened suit, action, proceeding or claim in excess of $10,000;

(k) fail to materially comply with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l) sell, dispose of, license (other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business), or permit to lapse any rights to any material Intellectual Property;

(m) change any of its banking or safe deposit arrangements;

(n) fail to maintain its books, accounts and records in the ordinary course consistent with past practice or make any change in the accounting principles, methods or practices used by it;

(o) amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract other than in the ordinary course of business;

(p) make any capital expenditures in excess of $50,000 in the aggregate;

(q) satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business consistent with past practice;

(r) (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or surrender any refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, (iv) change any material Tax election, (v) settle or compromise any Tax liability, (vi) change any method of tax accounting, (vii) enter into any closing agreement relating to any Tax with any Tax Authority, or (viii) prepare any material Tax Return in a manner materially inconsistent with past practice except to the extent otherwise required by applicable Law; or

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(s) take, propose to take or agree in writing to take any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect.

Section 5.2 Access to Information. From the date of this Agreement to the Effective Time, the Company will (a) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company, (b) permit Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request and (c) cause the Officers and employees of the Company to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Company as Parent may from time to time reasonably request; provided, however, that all access under this Section 5.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company. All such information and access shall be subject to the terms and conditions of the Confidential Disclosure Agreement, dated February 1, 2022, between Parent and Company (the “Confidentiality Agreement”). No investigation under this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by any of the Company or the Stockholders in this Agreement.

Section 5.3 Filings. Promptly after the execution of this Agreement, each of the parties (other than the Equityholders’ Agent) hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 5.4 Employee Matters.

(a) For the twelve (12)-month period commencing at the Effective Time of Merger, Parent shall provide (or cause any of its Subsidiaries to provide) to each employee of the Company who remains employed by Parent or any of its Subsidiaries (including the Surviving Company) at the Effective Time of Merger (each, a “Continuing Employee”) with a rate of base salary, wages, that are substantially similar to those provided by Parent or any if its Subsidiaries to its employees who are similarly situated to such Continuing Employee and a bonus opportunity and other benefits (other than equity compensation) that are substantially commensurate, in the aggregate, with the bonus opportunity and other benefits (other than equity compensation) provided by Parent or any of its subsidiaries immediately prior to the Closing Date to its employees who are similarly situated to such Continuing Employees.

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(b) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (excluding equity compensation), sponsored or maintained by Parent or its Affiliates (including the Surviving Company following the Closing), Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company and its predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and severance, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: Parent shall use commercially reasonable efforts (i) to provide that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Parent or one of its Subsidiaries (the “Parent Employee Plans”) to the extent coverage under any such Parent Employee Plan replaces coverage under a comparable Benefit Plan or Employee Arrangement in which such Continuing Employee satisfied any applicable waiting time requirements and participates immediately before the Effective Time; and (ii) for purposes of each Parent Employee Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, to (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such Parent Employee Plan to be waived for such Continuing Employee and his or her covered dependents solely to the extend waiver under the applicable Benefit Plan and (y) to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an applicable Benefit Plan on the date such employee’s participation in the corresponding Parent Employee Plan begins to be given full credit under such Parent Employee Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(c) Nothing contained herein shall be construed as requiring the Surviving Company to continue any specific plans or to continue the employment of any Continuing Employee.

Section 5.5 Further Assurances.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all appropriate actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most reasonably expeditious manner practicable, the Contemplated Transactions, subject to any applicable limitations set forth in this Agreement.

(b) The Company will use its commercially reasonable efforts to have employees of the Company identified by Parent execute and deliver to Parent a customary invention, non-disclosure, non-competition and non-solicitation agreement, containing provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing Parent’s customary terms and conditions.

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Section 5.6 Acquisition Proposals. The Company will not authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and Representatives to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Parent of the receipt of any subsequent Acquisition Proposal. The Company will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 56 of the obligations undertaken in this Section 5.6. “Acquisition Proposal” means a written inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving any of the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of Shares of capital stock or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or substantially all of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.7 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger, and will not issue any such press release or make any such public statement without the prior written consent of the other party (which may be given by the Equityholders’ Agent on behalf of the Equityholders); provided, however, that (a) following the execution of this Agreement, Parent shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that Parent shall consult with and consider any comments from the Equityholders’ Agent regarding the content of any such announcement) and (if Parent so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (i) consult with the other parties hereto prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto.

ARTICLE VI
INDEMNIFICATION & ADDITIONAL AGREEMENTS

Section 6.1 Indemnification.

(a) Indemnification by the Equityholders. Subject to the other terms of this Section 6.1, from and after the Closing Date, each Equityholder will, severally but not jointly, in accordance with each such Equityholder’s Pro Rata Portion, defend, indemnify and hold harmless Parent, Merger Sub, the Surviving Company and each of their respective Representatives (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), resulting from or incurred by any of the Parent Indemnified Parties arising out of or related to (i) any breach or inaccuracy of any representations or warranties made by the Company in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by any of the Company in this Agreement, (iii) any unpaid Company Tax, or (iv) any intentional fraud committed by the Company or its Representatives.

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(b) Indemnification by Parent. Subject to the other terms of this Section 6.1, Parent will defend, indemnify and hold harmless the Equityholders and each of their respective Representatives (collectively, the “Equityholder Indemnified Parties”) from and against and in respect of any and all Losses resulting from or incurred by any of the Equityholder Indemnified Parties arising out of or related to (i) any breach or inaccuracy of any representations or warranties made by Parent or Merger Sub this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by Parent or Merger Sub in this Agreement or (iii) any intentional fraud committed by HoldCo, Parent, Merger Sub or their respective Representatives.

(c) Indemnification Procedure.

(i) The Person seeking indemnification for third-party claims under this Section 6.1(the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 6.1(a), such notice shall be given to the Equityholders’ Agent, on behalf of the Indemnifying Party) of any third-party claim against such Indemnified Party which may give rise to any indemnity obligation under this Section 6.1, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel, but only to the extent such reasonable costs and expenses are covered Losses under this Section 6.1. The parties shall determine such Losses according to the procedures set forth in Sections 6.1(c)(ii) and (iii). The parties hereto agree to reasonably cooperate with each other in connection with the defense of any such third-party claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim (in the case of indemnification under Section 6.1(a), such consent shall be provided by the Equityholders’ Agent and thereafter the Indemnifying Parties represented by the Equityholders’ Agent shall not have any power or authority to object under this Section 6.1 to the amount of any Losses incurred in such settlement, compromise, or consent to the entry of any judgment). If such written consent is unreasonably withheld, delayed or conditioned, the Indemnified Party may settle, compromise, or consent to the entry of any judgment for such third-party claim and may deliver a Claim Notice to the Indemnifying Party for Losses therefor. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall any statement made in defense of any third-party claim have any effect in the determination of whether Losses in respect of any claim for indemnification, compensation or reimbursement made under this Section 6.1 (an “Indemnification Claim”) are identifiable under Section 6.1.

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(ii) In the event that an Indemnified Party has incurred, paid, accrued, reserved or suffered, or believes in good faith that it is reasonably likely to incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed in accordance with the terms of this Section 6.1 in respect of an Indemnification Claim, the Indemnified Party (or the Equityholders’ Agent on behalf of such Indemnified Party, if applicable) shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, to the extent known to the Indemnified Party, (i) in reasonable detail and in good faith the nature of the Indemnification Claim being made, and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of Losses to which the Indemnified Party might be entitled (the “Claim Amount”).

(iii) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party (or the Equityholders’ Agent on behalf of such Indemnifying Party, if applicable) must deliver a written objection to Indemnified Party within 30 days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by the Indemnified Party (or the Equityholders’ Agent on behalf of such Indemnified Party, if applicable) of the Objection Notice, if any, such Indemnified Party (or the Equityholders’ Agent on behalf of such Indemnified Party, if applicable) shall promptly, and within twenty days, attempt in good faith to resolve the rights of the respective parties with respect to each Indemnification Claim that is the subject of the Objection Notice. If the Indemnified Party and the Indemnifying Party (or the Equityholders’ Agent on behalf of either such party, as applicable) resolve the dispute that is the subject of the Objection Notice, then a memorandum setting forth such agreement and the aggregate dollar amount of Losses payable to the Indemnified Party (the “Stipulated Amount”) shall be prepared and executed by the Indemnified Party and the Indemnifying Party (or the Equityholders’ Agent on behalf of either such party, as applicable). The Indemnified Party shall have the right to recover the Stipulated Amount as provided in this Section 6.1 and, subject to Sections 6.1(d) and (e), the Indemnifying Party will pay to the Indemnified Party the Stipulated Amount (or such other arrangement for satisfaction thereof as is mutually agreed upon by the Indemnified Party and the Indemnifying Party and set forth in such memorandum shall be effected). If a Claim Notice delivered by any Indemnified Party (or the Equityholders’ Agent on behalf of such Indemnified Party, if applicable) is not disputed by the Indemnifying Party (or the Equityholders’ Agent on behalf of such Indemnifying Party, if applicable) within 30 days after the Indemnifying Party’s having received written notice thereof, or such dispute is not resolved following the delivery of an Objection Notice and thereafter is resolved by a Law of a Governmental Entity (any of the foregoing, a “Resolution”) against the Indemnifying Party, then the Indemnified Party shall have the right to recover the amount set forth in such Resolution as provided in this Section 6.1 and, subject to Sections 6.1(d) and (e), the Indemnifying Party will pay to the Indemnified Party promptly following such Resolution an amount equal to the Losses of such Indemnified Party as set forth in such Resolution.

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(d) Limitations.

(i) The representations and warranties set forth in Articles III and IV will survive the consummation of the Merger until the eighteenth (18)-month anniversary of the Closing Date; provided, however, that (A) any Indemnification Claim pursuant to Section 6.1(a)(i) and Section 6.1(b)(i) with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.13, 3.19 (only to the extent it relates to Tax), 3.20, 4.1, 4.2, 4.3, 4.6 and 4.7 (collectively, the “Fundamental Representations”) will survive until the expiration of the latest applicable statute of limitations applicable to a breach thereof plus 60 days, (B) any Indemnification Claim pursuant to Section 6.1(a)(iii) will survive until the expiration of the latest applicable statute of limitations (including any extensions thereof) plus 60 days, and (C) any Indemnification Claim for intentional fraud pursuant to Sections 6.1(a)(iv) and (b)(iii) shall survive indefinitely. Indemnification Claims first asserted according to Section 6.1(c) within the applicable survival period will not thereafter be barred.

(ii) The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any Knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on any such representation, warranty, covenant or agreement.

(iii) In calculating the amount of Losses recoverable pursuant to this Section 6.1, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

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(iv) Indemnification Cap.

(1) Subject to Section 6.1(d)(iv)(3), the aggregate amount of all Losses for which each Equityholder shall be liable pursuant to Section 6.1(a)(i) and Section 6.1(a)(iii) (without limiting any rights to specific performance or equitable remedies with respect to any covenant breach under Section 6.1(a)(ii)) shall not exceed fifteen percent (15%) of the Merger Consideration to which such Equityholder is entitled pursuant to Article II (the “Cap”).

(2) Subject to Section 6.1(d)(iv)(3), the aggregate amount of all Losses for which Parent shall be liable pursuant to Section 6.1(b)(i) (without limiting any rights to specific performance or equitable remedies with respect to any covenant breach under Section 6.1(b)(ii)) shall not exceed the Cap.

(3) Notwithstanding the foregoing, the Cap shall not apply to Indemnification Claims based on the Fundamental Representations, or in the case of intentional fraud. Notwithstanding any other provision to the contrary in this Agreement, the aggregate amount of all Losses for which each Equityholder shall be liable shall not exceed the Merger Consideration actually paid or issued to such Equityholder pursuant to this Agreement.

(e) Parent may setoff amounts owing from the Equityholders to Parent, HoldCo or the Surviving Company under this Agreement (a “Setoff Amount”) first against the Mobility First Note thereafter against the Mobility Second Note and then the Stock Consideration. Any Indemnification Claim for the Setoff Amount shall be made in good faith based on the terms of this Agreement and as provided in Section 6.3 subject to the limitations on recovery set forth herein, including the Cap and other limitations set forth in Section 6.1(d), and to the notice and dispute resolution provisions of Section 6.1(c)(iii). Any setoff pursuant to this Section 6.1(e) shall be applied and deemed a reduction to the Merger Consideration.

(f) The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 6.3 as an adjustment to the aggregate Merger Consideration for federal, state, local and foreign income Tax purposes.

Section 6.2 Notification of Certain Matters. From the date of this Agreement to the Effective Time, the Company or the applicable Equityholders, as applicable, will give prompt notice to Parent, and Parent will give prompt notice to the Company and the applicable Equityholders, of (a) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (b) any written notice from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (c) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (d) in the case of Parent, any facts or circumstances that could reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.2 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

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Section 6.3 Tax Covenants.

(a) Parent will prepare and file the Company Tax Return required to be filed after the Closing Date for any Pre-Closing Period or any Straddle Period. Such Tax Returns shall be prepared in accordance the Company’s past practice, unless otherwise required by with applicable Law. At least thirty (30) days prior to the date on which a Company Tax Return for a Pre-Closing Period or a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Equityholders’ Agent. No later than fifteen (15) days prior to the date on which a Company Tax Return for any Pre-Closing Period or a Straddle Period is due (after taking into account any valid extension), the Equityholders’ Agent may request reasonable changes and revisions to such Company Tax Return. Parent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Pre-Closing Period or Straddle Period. The Equityholders will include and pay to Parent the amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 6.3(b), to the portion of such Straddle Period ending on and including the Closing Date provided that Parent shall have the right to set off such amount against the Merger Consideration as set forth in Section 6.1(e).

(b) In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date.

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(c) Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Equityholder will give to Parent reasonable written notice and, to the extent Parent so requests, such Equityholder will permit Parent to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return. Parent shall deliver a written notice to the Equityholders’ Agent following any demand, claim, assessment or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Equityholders may have an indemnification obligation pursuant to this Agreement (a “Tax Claim”). Parent will have the exclusive right to control all Tax Claims, provided however, the Equityholders’ Agent may elect to participate in the defense of a Tax Claim (at the Equityholders’ expense). Parent shall keep the Equityholders’ Agent reasonably informed of all material developments relating to such Tax Claim, and shall not settle or compromise such Tax Claim without the Equityholders’ Agent consent, which consent will not be unreasonably withheld, conditioned, or delayed. Each party (in the case of the Equityholders’ Agent, on behalf of the Equityholders) will bear its own costs and expenses in complying with the provisions of this Section 6.3(c). In the event of a conflict between the provisions of this Section 6.3(c) and another provision in this Article VI, the provisions of this Section 6.3(c) shall control. Notwithstanding anything to the contrary in this Agreement, the Equityholders’ Agent shall have no obligation to prepare or file any Tax Returns.

(d) Any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (“Transfer Taxes”) incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid fifty percent (50%) by the Equityholders and fifty percent (50%) by Parent. The Person required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the Equityholders shall promptly reimburse Parent for the portion of any Transfer Taxes paid by Parent (or one of its Affiliates) for which is the Equityholders are responsible upon receipt of notice that such Transfer Taxes are payable. The Equityholders will be severally liable for the portion of such Transfer Taxes that are allocable to the Equityholders therefor based upon the Pro Rata Portion of the Merger Consideration to be received by each of the Equityholders as set forth on the Allocation Schedule. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(e) Parent will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Parent is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Parent determines in its reasonable discretion that neither Parent nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(f) Any Tax sharing or similar agreement with respect to or involving any of the Company or the Subsidiaries will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to any of the Company or the Subsidiaries.

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(g) Except as otherwise required by applicable Law, Parent and the Surviving Company will not, without the prior written consent of the Equityholders’ Agent (which consent not to be unreasonably withheld, conditioned or delayed): (i) file or amend any Company Tax Returns, (ii) make or change any Tax election or change any method of accounting of the Company that applies to a Pre-Closing Period, (iii) agree to extend or waive the statute of limitations with respect to Company Taxes, (iv) initiate discussions or examinations with any Governmental Entity regarding Company Taxes, (v) engage in any transactions on the Closing Date after the Closing outside the ordinary course of business of the Company and not contemplated by this Agreement, in each case, except if such action could not form the basis for a claim of indemnification against the Equityholders or otherwise reduce the Merger Consideration payable or issuable to the Equityholders.

(h) To the extent that any individual has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) in connection with the Contemplated Transactions, the Company shall (i) use reasonable best efforts to obtain within a reasonable time prior to the Closing, a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) that shall provide that, if the requisite Stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to such disqualified individual in the absence of such Stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual; and (ii) to the extent such waivers are obtained, deliver, within a reasonable time prior to the Closing, to the Stockholders of the Company a disclosure statement in a form which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that the Stockholders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which provides for a voting process that is intended to be completed no later than the day prior to the Closing Date. The Company shall provide Parent and its Representatives with a copy of the form of such waiver and such disclosure statement for its review and approval (which approval shall not be unreasonably withheld) within a reasonable time prior to delivery to each such disqualified individual and Stockholders of the Company, respectively, and the Company shall incorporate all reasonable comments timely provided by Parent or its Representatives. Within a reasonable time prior to the Closing, the Parent shall provide to the Company all Contracts or other agreements or arrangements (or a summary thereof that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code), if any, that are (or will be) entered into by Parent or any of its Affiliates (or under which Parent or any of its Affiliates have liability) that would reasonably be expected to result in a “parachute payment” within the meaning of Section 280G of the Code in connection with the Contemplated Transactions (alone or in combination with any other event) with respect to a “disqualified individual” of the Company.

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Section 6.4 Qualified IPO. HoldCo shall use commercially reasonable efforts to cause a Qualified IPO of Parent or (, if Parent shall have merged into another entity and the common stock of Parent converted into common stock of such entity,) its successor within sixteen (16) months from the Closing.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(b) No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

(c) Each of the Transaction Documents (other than this Agreement) shall have been executed and delivered by the applicable parties thereto and shall be in full force and effect.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent or Merger Sub to the extent permitted by applicable Law:

(a) The representations and warranties of the Company contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) The Company shall have delivered to Parent and Merger Sub certificates, dated the date of the Closing, signed by an executive officer of each of the Company, certifying as to the fulfillment of the conditions specified in Section 7.2(a).

(c) Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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(d) All of the Company Consents shall have been obtained or provided.

(e) All stockholder agreements, voting agreements, registration rights agreements and similar agreements between or among any of the Company, the Subsidiaries and/or the Stockholders set forth on Section 7.2(d) of the Company Disclosure Schedule (“Terminated Stockholder Agreements”), shall have been terminated and shall cease to be of force or effect.

(f) Parent shall have received, in a form reasonably acceptable to Parent, (i) a certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), certifying that the interests in the Company do not constitute “United States real property interests” within the meaning of Code Section 897(c)(1) and the Treasury Regulations promulgated thereunder, and (ii) notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and a copy of the certification to the IRS on behalf of the Company after the Closing, in each case properly completed and executed by Company.

(g) Parent shall have received, in a form reasonably acceptable to Parent, a certificate from the jurisdiction of incorporation of Company dated within five (5) Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable franchise Taxes and fees of the Company through and including the date of such certificate have been paid.

Section 7.3 Conditions to the Obligations of Company. The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Merger Sub contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of each of Parent and each Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a).

(c) Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 7.4 Closing Deliveries. At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:

(a) Parent shall deliver to the applicable individual the Employment Agreement.

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(b) The Company shall deliver a signed Certificate of Merger to Parent for filing.

(c) The Company shall deliver or cause to be delivered the duly executed Restricted Covenant Agreements.

ARTICLE VIII
TERMINATION

Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of Parent and the Company other than as provided in Section 8.2 hereof.

Section 8.2 Termination by either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) The Merger shall not have been consummated by June 1, , 2023; or

(b) if any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time by the Company if, prior to the Effective Time, Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, if any such event would give rise to the failure of a condition set forth in Section 8.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to Parent thereof.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time by Parent if, prior to the Effective Time, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, if any such event would give rise to the failure of a condition set forth in Section 8.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Parent to the Company thereof.

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Section 8.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.5, the second sentence of Section 5.2 and the Confidentiality Agreement, Section 5.7 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any Losses resulting from any willful breach of this Agreement by such party. For clarity, in the event of such termination and abandonment of this Agreement, the First Letter Agreement, Second Letter Agreement and Grid Promissory Note shall continue in full force and effect in accordance with their respective terms.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment.

(a) This Agreement and the Transaction Documents constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company, on the one hand, or Parent or Merger Sub, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

Section 9.2 Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by email; provided that in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message; provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party; provided further that with respect to notices delivered to the Equityholders’ Agent, such notices must be delivered solely by email:

if to Parent
or Merger Sub, to:	Blink Mobility, LLC
605 Lincoln Road, 5th Floor
Miami Beach, FL 33139
Attention: Michael D. Farkas, Chairman and CEO
Email: MDF@BlinkCharging.com

with a copy (which shall
not constitute notice) to:	Blink Charging Co.
605 Lincoln Road, 5th Floor
Miami Beach, FL 33139
Attention: Aviv Hillo, Esq., General Counsel
Email: AHillo@BlinkCharging.com

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Email: SFeldman@olshanlaw.com

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if to the Company,
to:	Envoy Technologies, Inc.
8575 Washington Blvd.
Culver City, California 90232
Attention: Aric Ohana, President
Email: aric@envoythere.com

with a copy (which shall
not constitute notice) to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Einat Meisel, Esq.
Email: emeisel@fenwick.com

if to the Surviving
Company, to:	The parties at the addresses set forth above, with a copy to their respective counsel if to the Equityholders’ Agent,
to:	Fortis Advisors LLC
Attention: Notices Department (Project Rota)
Email: notices@fortisrep.com

with a copy (which shall
not constitute notice) to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Einat Meisel, Esq.
Email: emeisel@fenwick.com

or to such other address or email address as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

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Section 9.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflict of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby, except that Article I and Section 2.1 shall be governed by and construed in accordance with the relevant provisions of the DGCL, as applicable. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any New York state or federal court, County of New York. The parties hereto hereby (A) submit to the exclusive jurisdiction of any New York state or federal court in the County of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 9.4 Expenses. Except as provided herein, all fees and expenses incurred in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 9.10 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Section 9.11 Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, Merger Sub, the Company and the Equityholders’ Agent. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.12 Privilege. HoldCo, Parent, Merger Sub and the Company hereby agree that, (a) in the event that a dispute arises after the Closing between Parent, the Surviving Company or any of their Affiliates, on the one hand, and the Equityholders’ Agent and the Indemnifying Parties under Section 6.1(a) (the “Equityholder Indemnifying Parties”), on the other hand, Fenwick & West LLP (“Fenwick”) may represent the Equityholders’ Agent and the Equityholder Indemnifying Parties in such dispute even though the interests of the Equityholders’ Agent and the Equityholder Indemnifying Parties may be directly adverse to HoldCo, Parent, the Surviving Company or any of their respective Subsidiaries or Affiliates and (b) all privileged communications prior to the Closing between any securityholder of the Company, the Equityholders’ Agent or any of their respective Affiliates, directors, managers, officers, employees or Representatives, on the one hand, and Fenwick, on the other hand, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, or otherwise relating to the foregoing or any potential sale of the Company, shall be deemed to be privileged and confidential communications of the Equityholders and the Equityholders’ Agent, and the control of the confidentiality and privilege applicable thereto shall be retained by the Equityholders and the Equityholders’ Agent and all other privileged communications prior to the Closing between such Persons, any third parties and Fenwick shall be deemed to be the confidential communications of the Equityholders and the Equityholders’ Agent. Notwithstanding the foregoing, in the event that a dispute arises between HoldCo, Parent, the Surviving Company or any of their respective Affiliates, on the one hand, and a Person other than a party to this Agreement or its Affiliates, on the other hand, after the Closing, HoldCo, Parent, the Surviving Company and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of HoldCo, Parent, the Surviving Company or any of their respective Affiliates may waive such privilege without the prior written consent of the Equityholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 9.13 Equityholders’ Agent.

(a) By virtue of the adoption of this Agreement and the approval of the Merger and the other Contemplated Transactions by the Equityholders and without any further action of any of the Equityholders or the Company, each of the Equityholders shall have irrevocably constituted and appointed and hereby does constitute and appoint Fortis Advisors LLC, a Delaware limited liability company, upon the Effective Time (and by its execution of this Agreement as Equityholders’ Agent, it hereby accepts its appointment) as the true, exclusive and lawful agent and true and lawful attorney-in-fact, of the Equityholders to act in the name, place and stead of the Equityholders in connection with this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note and the Equityholders’ Agent Engagement Agreement, and to act on behalf of the Equityholders in any Proceeding involving this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement, to do or refrain from doing any and all such further acts and things, and to execute all such documents as the Equityholders’ Agent shall deem necessary or appropriate in its sole discretion in connection with this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note, the Equityholders’ Agent Engagement Agreement, including the power:

(i) to act for the Equityholders with regard to matters pertaining to any post-closing adjustment or indemnification referred to in this Agreement, including the power to compromise any post-closing adjustment or indemnity claim on behalf of the Equityholders and to transact matters of litigation or other Proceedings;

(ii) to act for the Equityholders with regard to matters pertaining to the Mobility First Note or the Mobility Second Note, including the power to enforce payment on behalf of the Equityholders and to transact matters of litigation or other Proceedings.

(iii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Equityholders’ Agent deems necessary or appropriate in its sole discretion in connection with this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement;

(iv) to execute and deliver all amendments and waivers to this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement that the Equityholders’ Agent deems necessary or appropriate;

(v) to incur and pay expenses and to direct the payment of funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any act or deed on behalf of the Equityholders that the Equityholders’ Agent deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement as fully and completely as the Equityholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement

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Notwithstanding the foregoing, the Equityholders’ Agent shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note and in the Equityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Equityholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Equityholder and shall be binding on any successor thereto; and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Mobility First Note and/or the Mobility Second Note. All actions taken by the Equityholders’ Agent under this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement shall be binding upon each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholders to contest, negate or disaffirm the action of the Equityholders’ Agent taken in good faith under this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or the Equityholders’ Agent Engagement Agreement are waived.

(b) The Equityholders’ Agent may resign at any time. The Equityholders’ Agent may be removed or replaced only upon the vote of the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement. Certain Equityholders have entered into an engagement agreement (the “Equityholders’ Agent Engagement Agreement”) with the Equityholders’ Agent to provide direction to the Equityholders’ Agent in connection with its services under this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note and the Equityholders’ Agent Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholders’ Agent Group”) shall be liable to any Equityholders for any action or failure to act in connection with the acceptance or administration of the Equityholders’ Agent’s responsibilities hereunder, under the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or under the Equityholders’ Agent Engagement Agreement unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Equityholders shall, severally and not jointly, in accordance with each Equityholder’s Pro Rata Portion, indemnify, defend and hold harmless the Equityholders’ Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Equityholders’ Agent Expenses”) incurred without gross negligence or willful misconduct on the part of the Equityholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or under the Equityholders’ Agent Engagement Agreement. Equityholders’ Agent Expenses may be recovered first, from the Expense Fund, and second, directly from the Equityholders. The Equityholders acknowledge that the Equityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note, the Equityholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholders’ Agent shall not be required to take any action unless the Equityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Equityholders’ Agent in performing such actions. The Equityholders’ Agent shall be entitled to: (i) rely upon the Allocation Schedule; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholders or other party.

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(c) Upon Closing, Parent shall wire to the Equityholders’ Agent $100,000 (the “Expense Fund”). The Expense Fund shall be held by the Equityholders’ Agent in a segregated client account. The Equityholders’ Agent shall use the Expense Fund to pay directly or reimburse the Equityholders’ Agent for any Equityholders’ Agent Expenses incurred by the Equityholders’ Agent in fulfilling its obligations hereunder, under the Paying Agent Agreement, the Mobility First Note, the Mobility Second Note or under the Equityholders’ Agent Engagement Agreement or as otherwise determined by the Advisory Group and shall distribute any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Equityholders as soon as reasonably determined by the Equityholders’ Agent that the Expense Fund is no longer required to be withheld. The Equityholders will not receive any interest or earnings on the Expense Fund and assign to the Equityholders’ Agent any such interest. The Equityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Equityholders’ Agent is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. Subject to Advisory Group approval, the Equityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

Section 9.14 Definitions. As used herein,

“Acquisition Proposal” has the meaning ascribed to such term in Section 5.6.

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Aggregate Exercise Price” means the aggregate amount of the per share exercise prices payable for all of the Vested Options.

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation Schedule” has the meaning ascribed to such term in Section 2.1(d).

“Bank Accounts” has the meaning ascribed to such term in Section 3.23.

“Bankruptcy and Equity Principles” has the meaning ascribed to such term in Section 3.4.

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“Benefit Plans” has the meaning ascribed to such term in Section 3.19(a).

“Blink Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Blink Promissory Note” means that certain Promissory Note dated April 14, 2023 issued by the Company to HoldCo and transferred to Parent with the principal amount of $92,000 and accruing interest at the rate 6% per annum.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Cap” has the meaning ascribed to such term in Section 6.1(d)(iv)(1).

“CCC” has the meaning ascribed to such term in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Carve-Out Participants” has the meaning ascribed to such term in the preamble.

“Carve-Out Units” has the meaning ascribed to such term in the recitals.

“Cash Consideration” has the meaning ascribed to such term in Section 2.1(c)(i)(1).

“Certificate of Merger” has the meaning ascribed to such term in Section 1.3.

“Claim Notice” has the meaning ascribed to such term in Section 6.1(c)(ii).

“Claim Amount” has the meaning ascribed to such term in Section 6.1(c)(ii).

“Closing” has the meaning ascribed to such term in Section 1.2.

“Closing Date” has the meaning ascribed to such term in Section 1.2.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning ascribed to such term in the preamble.

“Company Audited Financials” has the meaning ascribed to such term in Section 3.6.

“Company Capital Stock” has the meaning ascribed to such term in the recitals.

“Company Carve-Out Plan” has the meaning ascribed to such term in the recitals.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020.

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“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, Permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 3.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company, in each case, involving annual payments or receipts by the Company of $50,000 or more with respect to such Contract.

“Company Disclosure Schedule” has the meaning ascribed to such term in the opening paragraph in Article III.

“Company Financials” has the meaning ascribed to such term in Section 3.6.

“Company Intellectual Property” has the meaning ascribed to such term in Section 3.15(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States, excluding the COVID-19 virus), or other force majeure events; (vi) any changes in applicable laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the Contemplated Transactions; (viii) compliance with the terms of this Agreement or the Transaction Documents (which documents for purposes hereof do not include the First Letter Agreement or the Second Letter Agreement); (ix) the Company’s failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; or (x) changes consented to in writing by HoldCo or Parent, regardless of whether permitted or required under this Agreement; provided further, however, that any item referred to in clauses (i), (ii) (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conducts its businesses.

“Company Option Plan” means the Company’s 2017 Stock Plan.

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“Company Tax” means any Tax with respect to a Pre-Closing Period, if and to the extent that the Company is liable for such Tax under applicable Law, under Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which does not relate to Tax) or as a transferee or successor (including, but not limited to, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing agreement, or by operation of Law); provided, however, that Company Taxes shall exclude, in each case, (a) the share of any Transfer Taxes borne by Parent pursuant to Section 6.3(a), (b) any Taxes resulting from an election under Section 338 of the Code with respect to the Merger, and (c) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business. For the avoidance of doubt, Company Tax shall be determined by giving full effect to any tax refund, offset, credit, or net operating loss, in each case attributable to a Pre-Closing Period, and in each case excluding any such attribute available as a carryback from any Post-Closing Period.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity in connection with the administration or collection of any Tax, if, in any manner or to any extent, relating to or inclusive of any of the Company or the Subsidiaries or any Company Tax.

“Company Unaudited Financials” has the meaning ascribed to such term in Section 3.6.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Merger.

“Continuing Employee” has the meaning ascribed to such term in Section 5.4(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.2.

“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Debt Repayment Amount” has the meaning ascribed to such term in Section 2.1(f).

“Deemed Fully Diluted Shares” means the aggregate number equal to the sum of (i) Shares of Preferred Stock, (ii) Shares of Common Stock, (iii) shares of Company Capital Stock subject to a Vested Option, (iv) shares of Company Capital Stock subject to a Warrant, and (v) each Carve-Out Unit, of the Company each as issued and outstanding immediately prior to the Effective Time.

“DGCL” has the meaning ascribed to such term in the recitals.

“Dissenting Rights Statute” has the meaning ascribed to such term in Section 2.1(e).

“Dissenting Shares” has the meaning ascribed to such term in Section 2.1(e).

“Effective Time” has the meaning ascribed to such term in Section 1.1.

“Employee Arrangements” has the meaning ascribed to such term in Section 3.19(a)(iii).

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“Employment Agreements” means that certain employment agreement between the Surviving Company and Aric Ohana, in substantially the form attached as Exhibit H.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or similar encumbrance.

“Environmental Permits” has the meaning ascribed to such term in Section 3.17(a).

“Equityholder Indemnified Parties” has the meaning ascribed to such term in Section 6.1(b).

“Equityholders” means, collectively, Stockholders, Optionholders or Non-Employee Optionholders who hold Vested Options, Warrantholders, Carve-Out Participants and Non-Employee Carve-Out Participants.

“Equityholders’ Agent” has the meaning ascribed to such term in the preamble.

“ERISA” has the meaning ascribed to such term in Section 3.19(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Fund” has the meaning ascribed to such term in Section 9.13.

“Fenwick” has the meaning ascribed to such term in Section 9.11.

“First Letter Agreement” has the meaning ascribed to such term in the recitals.

“First Maturity Date” has the meaning ascribed to such term in Section 2.4(b).

“Fundamental Representations” has the meaning ascribed to such term in Section 6.1(d)(i).

“GAAP” has the meaning ascribed to such term in Section 3.6.

“Governmental Entity” has the meaning ascribed to such term in Section 3.5.

“Grid Promissory Note” means that certain Grid Secured Convertible Promissory Note by the Company in the aggregate principal amount of loans made by Parent to the Company thereunder and subject to the terms of the First Letter Agreement and the Second Letter Agreement.

“HoldCo” has the meaning ascribed to such term in the preamble.

“HoldCo Common Stock” means the common stock of HoldCo.

“HoldCo Financials” has the meaning ascribed to such term in Section 4.8(b).

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“HoldCo Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Indemnification Claim” has the meaning ascribed to such term in Section 6.1(c)(i).

“Indemnified Party” has the meaning ascribed to such term in Section 6.1(c)(i).

“Indemnifying Party” has the meaning ascribed to such term in Section 6.1(c)(i).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Initial Parent Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.2(c)(i)(4).

“Initial Qualified IPO Stock Consideration Value” shall mean Eighteen million Five Hundred Thousand Dollars ($18,500,000).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” has the meaning ascribed to such term in Section 3.19(b).

“Knowledge” means the actual knowledge, and such knowledge as such person would reasonably be expected to have as a result of the performance of their duties as employees in the ordinary course (and without special investigation), of (i) in the case of the Company, Ori Sagie and Aric Ohana, and (ii) in the case of Parent, Michael D. Farkas, Michael P. Rama, Brendan S. Jones and Aviv Hillo.

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“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Letter of Transmittal” means the letter of transmittal substantially in the form attached hereto as Exhibit I, which shall include the lock-up, leak-out and consent to the appointment of Equityholders’ Agent provisions set forth therein.

“Licensed Intellectual Property” has the meaning ascribed to such term in Section 3.15(a).

“Losses” has the meaning ascribed to such term in Section 6.1(a).

“Major Customers” has the meaning ascribed to such term in Section 3.10(a).

“Major Suppliers” has the meaning ascribed to such term in Section 3.10(a).

“Material Contracts” has the meaning ascribed to such term in Section 3.10(a).

“Membership Interests” has the meaning ascribed to such term in Section 4.2.

“Merger” has the meaning ascribed to such term in the Recitals.

“Merger Consideration” has the meaning ascribed to such term in Section 2.1(c)(i)

“Merger Sub” has the meaning ascribed to such term in the preamble.

“Mobility First Note” has the meaning ascribed to such term in Section 2.1(c)(i)(2).

“Mobility Second Note” has the meaning ascribed to such term in Section 2.1(c)(i)(3).

“Non-Employee Carve-Out Participant” has the meaning ascribed to such term in Section 2.4(a)(i).

“Non-Employee Optionholder” has the meaning ascribed to such term in Section 2.4(a)(i).

“Non-Preferred Pro Rata Portion” means with respect to each holder of Participating Company Capital Stock, the quotient obtained by dividing (a) the aggregate value of the Merger Consideration payable pursuant to Article II (including the Expense Fund and prior to deduction of any amounts withheld for Taxes, but, for the avoidance of doubt, taking into account any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), pursuant to the terms of the Mobility First Note and Mobility Second Note, and any other adjustments pursuant to Section 2.2) by (b) the aggregate value of the Merger Consideration (including the Expense Fund and prior to deduction of any amounts withheld for Taxes, but, for the avoidance of doubt, taking into account any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e), pursuant to the terms of the Mobility First Note and Mobility Second Note and any other adjustments pursuant to Section 2.2) payable to all holders of Participating Company Capital Stock.

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“Objection Notice” has the meaning ascribed to such term in Section 6.1(c)(iii).

“Officer” means each of the officers set forth on Section 3.19 of the Company Disclosure Schedule.

“Option” means an option to purchase shares of Common Stock.

“Option Cancellation Letter” has the meaning ascribed to such term in Section 2.1(b)(iii).

“Optionholder” means a holder of one or more Options.

“Owned Intellectual Property” has the meaning ascribed to such term in Section 3.15(b).

“Parent” has the meaning ascribed to such term in the preamble.

“Parent Indemnified Parties” has the meaning ascribed to such term in Section 6.1(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Parent, or (b) the ability of the Parent to consummate the Contemplated Transactions on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parent operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States, excluding the COVID-19 virus), or other force majeure events; (vi) any changes in applicable laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the Contemplated Transactions; (viii) The Parent’s failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; (ix) changes consented to in writing by the Company, regardless of whether permitted or required under this Agreement; or (x) decline in revenue, sales, cash or spending of the Parent; provided further, however, that any item referred to in clauses (i), (ii) (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Parent, taken as a whole, compared to other participants in the industries in which the Parent conducts its businesses.

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“Parent Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Participating Company Capital Stock” means (i) the sum, without duplication of the aggregate number of Company Capital Stock that are issued and outstanding immediately prior to the Closing (on an as-converted to Common Stock basis) or issuable upon exercise of Vested Options and other direct or indirect rights to acquire shares of the Company Capital Stock that are issued and outstanding immediately prior to the Closing (including Carve-Out Units and Warrants but excluding, however, any Options that are cancelled and expire at the Closing without any rights to payment or consideration pursuant to Section 2.1(b)(iii)) minus (ii) the Total Preferred Stock.

“Paying Agent” means PNC Bank, National Association, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by and among Parent, the Equityholders’ Agent, and the Paying Agent in substantially the form attached hereto as Exhibit J.

“Per Share Amount” means the quotient obtained by dividing (i) the Total Deemed Ordinary Consideration plus (ii) the Aggregate Exercise Price by (iii) the Participating Company Capital Stock.

“Permit” has the meaning ascribed to such term in Section 3.11.

“Permitted Encumbrances” means non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Permitted Loans” means that permitted indebtedness for borrowed money as set forth in Section 2.1(f) of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Post-Closing Working Capital Statement” has the meaning ascribed to such term in Section 2.2(a).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Statement” has the meaning ascribed to such term in Section 2.3.

“Preferred Stock” has the meaning ascribed to such term in the recitals.

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“Preferred Stock Per Share Amount” means $1.8443 per share of Preferred Stock of the Company.

“Pro Rata Portion” means with respect to any Equityholder, the quotient obtained by dividing (a) the aggregate value of the Merger Consideration payable to such Equityholder pursuant to Article II (including the Expense Fund and prior to deduction of any amounts withheld for Taxes, but, for the avoidance of doubt, taking into account any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e) and any other adjustments pursuant to Section 2.2) by (b) the aggregate value of the Merger Consideration (including the Expense Fund and prior to deduction of any amounts withheld for Taxes, but, for the avoidance of doubt, taking into account any setoffs or adjustments pursuant to Section 2.2(d), Section 2.2(e), Section 6.1(e) and any other adjustments pursuant to Section 2.2).

“Proceeding” means any action, suit, litigation, arbitration, mediation, claim, complaint, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, order, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Entity.

“Qualified IPO” means the Parent’s or its corporate successor’s (x) underwritten initial public offering of its common stock under the Securities Act on either the New York Stock Exchange or The Nasdaq Capital Market, Global Select Market or Global Market in which Parent or its successor raises at least Ten Million Dollars ($10,000,000) at a total equity valuation of at least Fifty Million Dollars ($50,000,000), or (y) direct listing with at least the same total equity valuation., for which shares shall be valued by dividing such valuation by the total number of outstanding shares.

“Qualified IPO Stock Date” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Registration Rights Agreement” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Resolution” has the meaning ascribed to such term in Section 6.1(c)(iii).

“Restricted Covenant Agreements” means the Restricted Covenant Agreements in the form attached hereto as Exhibit K.

“Review Period” has the meaning ascribed to such term in Section 2.2(b).

“SEC” has the meaning ascribed to such term in Section 4.8(c).

“SEC Reports” has the meaning ascribed to such term in Section 4.8(c).

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“Second Maturity Date” has the meaning ascribed to such term in Section 2.4(c).

“Second Letter Agreement” has the meaning ascribed to such term in the recitals.

“Secondary Parent Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.2(c)(i)(4).

“Secondary Qualified IPO Stock Consideration Value” shall mean Twenty-One Million Dollars ($21,000,000)

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Setoff Amount” has the meaning ascribed to such term in Section 6.1I.

“Share” and “Shares” have the meaning ascribed to such terms in the recitals.

“Special Adjustment” means the amount equal to “$200,000”.

“Stipulated Amount” has the meaning ascribed to such term in Section 6.1(c)(iii).

“Stockholders” means the holders of Shares.

“Stock Consideration” has the meaning ascribed to such term in Section 2.1(c)(i)(4).

“Stock Consideration Value” means the amount equal to (i) Twenty-One Million Dollars ($21,000,000) minus (ii) Six-Hundred Fifty Thousand Dollars ($650,000) together with all accrued and unpaid interest with respect to the Grid Promissory Note as of the Closing Date minus (iii) the Blink Promissory Note.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” of the Company, Parent, HoldCo or any other Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which the Company, Parent, HoldCo or any such other Person, as the case may be (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock, registered capital or other equity interests that are generally entitled to vote for the election of the board of directors, the executive director or other governing body of such corporation or other legal entity or (b) has the contractual or other power to designate a majority of the board of directors, the executive director or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Surviving Company” has the meaning ascribed to such term in Section 1.1.

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“Surviving Company Charter” has the meaning ascribed to such term in Section 1.4(a).

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount in the nature of a tax (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, value added, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Tax Authority, together with any interest, penalties or any other additions or increases.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax (including any Tax Return).

“Tax Claim” has the meaning ascribed to such term in Section 6.3(c).

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes, filed or required to be filed with any Tax Authority in connection with the administration or collection of any Tax, including any schedule or attachment hereto and any amendment thereof.

“Termination Stockholder Agreements” has the meaning ascribed to such term in Section 7.2(e).

“Tertiary Parent Stock Conversion Ratio” has the meaning ascribed to such term in Section 2.2(c)(i)(4).

“Tertiary Qualified IPO Stock Consideration Value” shall mean Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000).

“Transaction Documents” means all agreements contemplated by and referred to in this Agreement, including the Mobility First Note, the Mobility Second Note, the Letter of Transmittal, the Warrant Cancellation Letter, the Option Cancellation Letter, the Carve-Out Unit Letter, the Paying Agent Agreement, the Confidentiality Agreement and the Employment Agreement.

“Total Deemed Ordinary Consideration” means (i) the Merger Consideration minus (ii) the Total Preferred Stock Consideration.

“Total Preferred Stock” means 6,956,732 shares of Preferred Stock.

“Total Preferred Stock Consideration” means the product of (i) the Total Preferred Stock by (ii) the Preferred Stock Per Share Amount.

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“Transaction Expenses Payment Amount” has the meaning ascribed to such term in Section 2.1(g).

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

“Transfer Taxes” has the meaning ascribed to such term in Section 6.3(d).

“Treasury Regulations” means the regulations promulgated under the Code.

“Vested Option” has the meaning ascribed to such term in Section 2.1(b)(iii).

“VWAP” means the arithmetic average of the daily volume-weighted average prices for the HoldCo Common Stock on Nasdaq, as reported on Bloomberg Page “BLNK US<equity>AQR” calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, on each of the sixty (60) consecutive complete trading days ending on the last trading day prior to the HoldCo Stock Issuance Date, adjusted to preserve the aggregate value in the event of a stock split, dividend or recapitalization having a record date or ex-dividend date during such period.

“Warrantholders” means the holder of Warrants.

“Warrant Cancellation Letter” has the meaning ascribed to such term in Section 2.1(b)(v).

“Warrants” means the issued and outstanding warrants to purchase shares of Common Stock (whether or not vested) held by any Person as disclosed in the Company Disclosure Schedules.

“WC Arbiter” has the meaning ascribed to such term in Section 2.2(b).

“Working Capital” means (i) the consolidated current assets of the Company and the Subsidiaries, less (ii) the consolidated current liabilities of the Company and the Subsidiaries (which for the avoidance of doubt, shall not include any Permitted Loans), determined as of the close of business on the last Business Day prior to the Closing Date.

“Working Capital Target” means negative Three Hundred Ninety-Two Thousand Eight Hundred Eighty-Five Dollars (-$392,885).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

Blink Mobility, LLC

By:	/s/ Brendan Jones
Name:	Brendan Jones
Title:	Chief Executive Officer

MOBILITY MERGER SUB INC.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	President

Envoy Technologies, Inc.

By:	/s/ Ori Sagie
Name:	Ori Sagie
Title:	Chief Executive Officer

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

Blink Charging Co.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Chief Executive Officer

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